As filed with the Securities and Exchange Commission on June 7, 2011	Registration No. 333-173848

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
AMENDMENT 1 TO REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACE SECURITY INTERNATIONAL, INC.
(Exact name of Registrant as specified charter)

Delaware	3600	03-0311630

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)
240 Gibraltar Rd., Suite 220, Horsham, PA 19044 (267) 317-4009
(Address, Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Dennis R. Raefield, Chief Executive Officer, Mace Security International, Inc.
240 Gibraltar Rd., Suite 220, Horsham, PA 19044 (267) 317-4009
(Name, address, Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.
     If any of the securities being registered on this Form are to be to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check If a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered (1)	Registered	Share	Price	Registration Fee
Rights to purchase Common Stock	15,735,725	N/A	N/A	N/A	(2)
Common Stock, par value $0.01 per share, by the Company	47,207,175		(3)	$1,161	(4)
Common Stock, par value $0.01 per share, by the Selling Stockholders (5)

(1)	This registration statement relates to (a) 15,735,725 subscription rights to purchase shares of our common stock, par value $0.01 per share, (b) 47,207,175 shares of our common stock sold by the Company deliverable upon the exercise of the all of the subscription rights, and (c) the resale of ________________ shares of our common stock by the selling stockholders.

(2)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

(3)	Represents the gross proceeds from the sale of shares of our common stock, assuming the exercise of all subscription rights to be distributed.

(4)	Fee estimated based on assumed proceeds of $10,000,000.

(5)	This Registration Statement covers the resale by the selling stockholders of the _______________ shares of commons stock to be purchased by the Selling Stockholders under a Securities Purchase Agreement dated March 25, 2011.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2011
PROSPECTUS
MACE SECURITY INTERNATIONAL, INC.
For up to 47,207,175 shares of common stock at $__ per share, issuable upon exercise of 15,735,725 subscription rights and ________________ shares of common Stock by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the common stock sold by the selling stockholders.
     We are distributing, at no charge, non-transferable subscription rights to purchase shares of our common stock at a price of $__ per share. We refer to this offering as the “rights offering.” The rights offering confers on you the right to purchase three shares of our common stock for every one share of common stock owned at ________, 2011, 5:00 pm Eastern Standard Time, the “basic subscription privilege.” The per share subscription price was determined by our Board of Directors.
     If you fully exercise your basic subscription privileges, you will be entitled to exercise an “over-subscription privilege” to purchase a portion of any unsubscribed shares of our common stock at the same subscription price of $__ per share, subject to proration and subject, further, to reduction by us under certain circumstances. We may reject any over-subscription and we will, in most cases, reject an over-subscription to the extent the stockholder would own 5% or more of the common stock after the over subscription is exercised. If your over-subscription exercise is rejected, for any reason, the excess subscription payment will be returned to you, without interest or penalty, as soon as practicable. If all of the rights are exercised, the total purchase price of the shares purchased in the rights offering would be approximately $____ million.
     We have registered (a) 15,735,725 non-transferable subscription rights, (b) 47,207,175 shares of our common stock, par value $.01 per share, deliverable upon the exercise of the subscription rights, and (c) a further _____________ shares of our common stock for resale by the selling stockholders identified in this prospectus, under the Securities Act of 1933, as amended (the “Securities Act”). Ancora Securities, Inc. (“Ancora”) is our dealer manager for this rights offering and the common stock deliverable on the exercise of the rights and is an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Ancora has agreed to act for the Company without any fee. The Company will reimburse Ancora for all offering costs incurred by Ancora. The underwriting by Ancora is on a “best efforts” basis. Ancora has no obligation other than to offer the subscription rights exercisable into a maximum of 47,207,175 of our shares. No minimum amount of our common stock is required to be sold as a condition to accepting exercises of the subscription rights.
     We have entered into a Securities Purchase Agreement dated March 25, 2011 (the “Securities Purchase Agreement”) with Merlin Partners, LP (“Merlin”), a hedge fund which is under common control with Ancora. The Securities Purchase Agreement provides for Merlin and up to three assigns of Merlin, to purchase $4,000,000 of our common stock at the conclusion or termination of the rights offering (the “Additional Stock”). The Additional Stock is being registered under the Securities Act for resale by the purchasers of the Additional Stock. Any shares not subscribed to as part of the rights offering, may, with the agreement of Ancora, be offered to the public at, the per share rights offering exercise price of $___ per share.
     The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Standard Time, on ______, 2011 (25 days after the date this Prospectus is mailed to stockholders). Our Board of Directors reserves the right to extend the rights offering by thirty days or cancel the rights offering, for any reason. If the right offering is cancelled, all subscription payments will be returned promptly. Shares of our common stock are, and the shares issued in this rights offering will be, traded on the OTCQB™, an exchange operated by OTC Markets, Inc. for over-the-counter traded companies that are registered and fully reporting with the Securities and Exchange Commission. The last reported sales price of our common stock on the OTCQB™ on June ______, 2011 was $___. We urge you to obtain a current market price for our common stock before making any determination with respect to the exercise of your rights.
     Carefully consider whether to exercise your subscription rights. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights.
     Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus, the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Total

Subscription Price	$—	$—	(1)
Dealer Manager Fee (2)	$—	$10,000
Net Proceeds to Us	$—	$—
Net Proceeds to Selling Shareholders	$—	$—

(1)	Assumes the rights offering is fully subscribed.

(2)	The dealer manager has agreed not to charge any fee other than reimbursement of its actual expenses, estimated at $10,000, or __% of the net proceeds.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The date of this prospectus is __________, 2011.

Table of Contents

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
PROSPECTUS SUMMARY	9
RISK FACTORS	15
SUMMARY FINANCIAL INFORMATION	22
USE OF PROCEEDS	23
CAPITALIZATION	24
DILUTION	24
SELLING STOCKHOLDERS AND DISTRIBUTION BY THE SELLING STOCKHOLDERS	25
THE RIGHTS OFFERING	27
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	33
MARKET PRICE OF COMMON STOCK, DIVIDEND POLICY AND CAPITAL STOCK	35
THE PUBLIC OFFERING OF UNSUBSCRIBED SHARES OF COMMON STOCK	37
PLAN OF DISTRIBUTION BY COMPANY	38
TRANSFER AGENT AND REGISTRAR	39
WHERE YOU CAN FIND MORE INFORMATION	39
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	39
LEGAL MATTERS	40
EXPERTS	40
ABOUT THIS PROSPECTUS
     Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Mace” and the “Company” refer to Mace Security International, Inc. and its subsidiaries.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
     The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

     Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
What is a rights offering?
     A rights offering is a distribution of subscription rights on a pro-rata basis to all stockholders of a company. We are distributing to holders of our common stock as of 5:00 p.m., Eastern Standard Time, on ___________, 2011 the “record date,” at no charge, subscription rights to purchase shares of our common stock. You will receive one subscription right for every share of our common stock you owned as of 5:00 p.m., Eastern Standard Time on ___, 2011. The subscription rights will be evidenced by rights certificates.
What is a right?
     Each right gives our stockholders the opportunity to purchase three shares of our common stock for $____ per share and carries with it a basic subscription privilege and an over-subscription privilege, as described below.
How many shares may I purchase if I exercise my rights?
     Each right entitles you to purchase three shares of our common stock for $____ per share. We will not issue fractional rights or fractional shares of common stock. Holders will only be entitled to exercise whole rights to purchase a whole number of shares. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.
     If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one subscription right to your nominee for every share of our common stock you owned at the record date. The basic subscription right can then be used to purchase three shares of common stock for $___ per share. For example, if you owned 100 shares of our common stock on the record date, you have the right to purchase 300 shares of common stock for $___ per share. For more information, see “What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?” in this section.
Will fractional subscription shares be issued?
     Fractional shares of common stock will not be issued in the rights offering. Rights may only be exercised as to a whole number of shares. Fractional exercises of rights will not be honored and will be rounded to the lowest whole number.
What is the basic subscription privilege?
     The basic subscription privilege of each subscription right entitles you to purchase three shares of our common stock at the subscription price of $___ per share.
What is the over-subscription privilege?
     If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase any portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.
     If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock first to each exercising shareholder an amount that will maintain the shareholder’s percentage ownership of issued common stock (calculated based on the percentage owned prior to the rights offering and issuance of the Additional Stock, if known by the Company) and then, if there is any remaining unsubscribed for shares, pro-rata among each person properly exercising the over-subscription privilege in proportion to the number of shares of common stock each person subscribed for under the basic subscription privilege. If this allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs first. We reserve the right to reject any over-subscription and we will, in most cases, reject an over-subscription to the extent the stockholder would own 5% or more of the common stock after the over-subscription is exercised.
     If there are not enough unsubscribed shares to honor all requests pursuant to the over-subscription privilege, some stockholders will not have their requests fully filled. For more information, see the section entitled “The Rights Offering— Over-Subscription Privilege.”

     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). For more information, see the section entitled “The Rights Offering— Over-Subscription Privilege.”
Am I required to exercise all of the rights I receive in the rights offering?
     No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. Your relative percentage of our shares of common stock will decrease even if you exercise your basic subscription privilege in full, as a result of the proposed sale of the Additional Stock to Merlin. For more information, see “How many shares of common stock will be outstanding after the rights offering?” in this section.
Will our officers, directors and significant stockholders be exercising their subscription rights?
     Our officers, directors and greater than 5% beneficial stockholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater than 5% beneficial stockholders are obligated to so participate.
     Ancora Advisors, LLC, an affiliate of the dealer manager, Ancora, manages various funds and accounts, including Merlin’s, that in the aggregate, as of May 31, 2011, the last practicable date before the filing of this prospectus, beneficially owned approximately 12.6% of our outstanding shares. Ancora Advisors, LLC, has indicated that it intends to cause the funds and accounts it manages to participate in the rights offering and to subscribe for additional shares pursuant to the over-subscription privilege. However, there is no guarantee or commitment that Ancora Advisors, LLC will ultimately decide to have its various funds and accounts exercise any of the rights, including its basic or over-subscription rights.
     As of May 31, 2011, the last practicable date before the filing of this prospectus, Lawndale Capital Management, LLC (“Lawndale”) and Nantahala Capital Management LLC (“Nantahala”) beneficially owned, approximately 10.3% and 5.0% of our outstanding shares, respectively. Both Lawndale and Nantahala have indicated that they intend to participate in the rights offering. However, there is no guarantee or commitment that either will ultimately decide to exercise any of their rights, including their basic or over-subscription rights.
Will a minimum issuance of common stock occur under the Rights Offering?
     There is no minimum purchase requirement as a condition to accepting subscriptions. The amount of common stock sold in the rights offering is dependent on the participation of our stockholders.
What is the Additional Stock and Who are the Selling Stockholders?
     We have entered into a Securities Purchase Agreement dated March 25, 2011 (the “Securities Purchase Agreement”) with Merlin, a hedge fund which is under common control with Ancora. Pursuant to the Securities Purchase Agreement, Merlin and up to three assignees of Merlin will purchase $4,000,000 of our common stock at the conclusion or termination of the rights offering. The purchase price will be $.__ per share (the same price as the rights offering stock) less a $250,000 fee. The number of shares purchased will be ________(the “Additional Stock”). Merlin has designated its assignees under the Securities Purchase Agreement. The assignees are Umberto Fedeli and Peter Spitalieri. This prospectus sometimes refers to the assignees and Merlin collectively as (the “Selling Stockholders”). The __________ shares of the Additional Stock are being registered for resale by the Selling Stockholders under the Securities Act. Your relative percentage of our shares of common stock will decrease even if you exercise your basic subscription privilege in full, as a result of the sale of the Additional Stock to the Selling Stockholders. Richard Barone, a member of our Board of Directors, is a controlling owner of Ancora Securities, Inc. and Ancora Advisors, LLC.
Will there be a Public Offering of Unsubscribed Rights Offering Stock?
     We may offer any shares of unsubscribed rights offering common stock, to the public at, the per share rights offering exercise price, $___ per share. Unsubscribed rights offering common stock will be offered to the public only, if Ancora agrees to the public offering. See “The Public Offering of Unsubscribed Shares of Common Stock.” The offering period for the unsubscribed common stock will commence on the trading date immediately following the date of the closing of the rights offering, and will expire at the earlier of the sale of all the shares or 5:00 p.m., Eastern Standard Time, on the tenth trading day after the closing of the rights offering.

Has our Board of Directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?
     No. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise their subscription rights risk loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
Why are we conducting the rights offering?
     We are conducting the rights offering to provide additional liquidity for working capital and general corporate purposes, including to provide funding that may be needed to repay loans made to the Company by Merlin, expansion of our personal defense operation’s marketing programs, and further acquisitions of wholesale security monitoring businesses and accounts which the Company has identified. A rights offering provides the eligible stockholders the opportunity to participate in a capital raise on a pro-rata basis and minimizes the dilution of their ownership interest in our Company. Assuming all the shares of common stock offered are sold, we expect that the gross proceeds from the rights offering and the sale of the Additional Stock will be approximately $_____ million.
How was the subscription price of $___ per share determined?
     The subscription price was determined by our Board of Directors. Factors considered by the Board of Directors included the strategic alternatives to our Company for raising capital, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. The final price represents a ___% percent discount to the closing price of the Company’s stock on the OTCQB™ on ___________, 2011. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.
Will the Company propose a reverse stock split after the rights offering is completed?
     The Board of Directors has discussed the possibility of seeking shareholder approval for a reverse stock split after the completion of the rights offering. A reverse stock split would reduce the outstanding shares of the Company. A reverse stock split requires an amendment to the Company’s Articles of Incorporation which may only occur on the approval of a majority of the holders of the outstanding common stock. The Board of Directors has discussed the possibility of requesting authorization at a future stockholders meeting for a reverse stock split in the range of five or three shares to one share. If a reverse stock split is approved by the holders of a majority of the outstanding common stock, the number, but not the percentage of ownership, of the shares owned by all stockholders will be reduced by the reverse stock split.
How soon must I act to exercise my rights?
     If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is ____________, 2011, at 5:00 p.m., Eastern Standard Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m., Eastern Standard Time, ___________, 2011 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.
     Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Standard Time, on ____________, 2011 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.
May I transfer my rights?
     No. The subscription rights are not transferable. If you hold your shares through a broker, custodian bank or other nominee, such record owner may not sell or transfer your subscription rights. The rights will not be registered on any exchange.
Can the Board of Directors cancel, terminate, amend or extend the rights offering?
     Yes. We have the option to extend the rights offering and the period for exercising your subscription rights by thirty days, although we do not presently intend to do so. Our Board of Directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our Board of Directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?
     The subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained by the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your shares of common stock through a brokerage account, bank, or other nominee, to elect to exercise your rights.
What will happen if I choose not to exercise my subscription rights?
     If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. Due to the fact that shares may be purchased by other stockholders, your percentage ownership of our Company will be diluted after the completion of the rights offering, unless you exercise your basic subscription privilege. For more information, see “How many shares of common stock will be outstanding after the rights offering?” in this section.
How do I exercise my subscription rights?
If you wish to participate in the rights offering, you must take the following steps:
•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.
     Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to Mace Security International, Inc. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Eastern Standard Time, on ____________, 2011. We are not responsible for subscription materials sent directly to our offices.
     If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering— Guaranteed Delivery Procedures.”
     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.
What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?
     If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.
     If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m. Eastern Standard Time, on ____________, 2011, which we established as the expiration date of the rights offering.
When will I receive my new shares?
     If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.
After I send in my payment and rights certificate, may I change or cancel my exercise of rights?
     No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $___ per share.
How many shares of common stock will be outstanding after the rights offering?
     As of ________________, 2011, the last practicable date before the filing of this prospectus, 15,735,725 of our shares of common stock were issued and outstanding. Assuming no other transactions by us involving shares of our common stock, and no options for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional 47,207,175 of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of 62,942,900 shares of common stock outstanding. In accordance with the Securities Purchase Agreement executed between the Company and Merlin, the Selling Stockholders will purchase $4,000,000 of our common stock at the conclusion or termination of the rights offering. If the rights offering is fully subscribed and after the Selling Stockholders consummate the purchase of the Additional Stock, there will be a total of _______________ shares of common stock issued and outstanding. As a result of the rights offering and sale to the Selling Stockholders, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges and oversubscribe will be diluted.
Are there risks in exercising my subscription rights?
     Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.
If the rights offering is not completed, will my subscription payment be refunded to me?
     Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.
How do I exercise my rights if I live outside the United States?
     We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering— Foreign Stockholders.”
What fees or charges apply if I purchase the shares of common stock?
     We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.
What are the material U.S. federal income tax consequences of exercising my subscription rights?
     For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences.”
Who is the subscription agent for the rights offering and to whom should I send my forms and payment?
The subscription agent is American Stock Transfer & Trust Company, LLC. If your shares of common stock are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee. If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service to:

By Mail Delivery	By Hand or Overnight Courier Service
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Attn: Reorganization Department	Operations Center
P.O. Box 2042	Attn: Reorganization Department
New York, New York 10272-2042	6201 15th Avenue
Brooklyn, New York 11219

     We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the rights offering.
     You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, subscription rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.
What should I do if I have other questions?
     If you have any questions or need further information about this rights offering, please call the Information Agent, Phoenix Advisory Partners, toll free at (877) 478-5038. You may also email Phoenix at info@phoenixadvisorypartners.com.
     In addition, Ancora Securities, Inc. will act as the dealer manager for the rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will act as the sole exclusive placement agent, dealer manager and financial advisor to the Company in connection with this rights offering and will use its best efforts to solicit the exercise of subscription rights. The dealer manager will also act as the sole placement agent in connection with the public offering of any shares of common stock that are not subscribed for pursuant to the exercise of the subscription rights. The dealer manager has agreed to act without any fee or payment other than the reimbursement of its expenses, which are estimated at $10,000 or 0.__% of the dollar amount received by us in connection with this offering. We have also agreed to indemnify the dealer manager and its affiliates against certain liabilities arising under the Securities Act. The dealer manager is not underwriting or placing any of the securities (including the subscription rights) issued in this offering and the dealer manager does not make any recommendation with respect to such securities.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements made in this prospectus and in the documents incorporated by reference are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “plan,” “seek,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the severity and duration of the current economic downturn, our success in selling our remaining car washes; the level of demand of the customers we serve for our goods and services, and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. Any forward-looking statement in this prospectus speaks only as of the date on the front cover of this prospectus, and any forward-looking statement incorporated by reference speaks only as of the date of the document incorporated by reference. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
     No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the “Risk Factors” section of this prospectus beginning on page 15 as well as in any future filings we may make that may be incorporated by reference herein. For information on the documents we are incorporating by reference and how to obtain a copy, please see the “Where You Can Find More Information” section in this prospectus.
     You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.
PROSPECTUS SUMMARY
This prospectus summary contains basic information about us and this rights offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. To understand this offering fully, you should carefully read this entire prospectus, including the “Risk Factors” section, and the documents incorporated herein by reference. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement or incorporated by reference into this registration statement.
Our Company
     Mace Security International, Inc. was incorporated in Delaware on September 1, 1993 and currently conducts its operations through one segment, the Security Segment.

Our Business
     The Security Segment consists of three operating or reporting units: Mace Personal Defense, Inc., which sells consumer safety and personal defense products; Mace Security Products, Inc., which sells electronic surveillance equipment and products; and Mace CSSS, Inc., which provides wholesale security monitoring services.
Our Products and Markets
     The Security Segment designs, manufactures, assembles, markets and sells a wide range of security products. The products include less-than-lethal Mace® defense sprays, intrusion fencing, access control, security cameras and security digital recorders. The Security Segment also owns and operates an Underwriters Laboratories (“UL”) listed monitoring center that monitors video and security alarms for approximately 470 security dealer clients with over 63,500 end-user accounts including the March 31, 2011 acquisition of The Command Center, Inc. (“TCCI”). The Security Segment’s electronic surveillance products and components are purchased from Asian and European manufacturers. Many of our products are designed to our specifications. Other products in the Security Segment are monitors, high-end digital and machine vision cameras and professional imaging components. We sell the electronic surveillance products and components primarily to installing dealers, distributors, system integrators and end users. The main marketing channels for our products are industry shows, trade publications, catalogs, the internet, telephone orders, distributors and mass merchants.
Corporate Information
     Our principal executive offices are located at 240 Gibraltar Road, Suite 220, Horsham, Pennsylvania 19044. Our web site is www.mace.com. Information on our website is not incorporated in this prospectus and is not a part of this prospectus.
Assets Held for Sale
     As of March 31, 2011, the Company owned three legacy car washes which are currently held for sale. Two of the car washes are located in Arlington, Texas and one car wash is located in Fort Worth, Texas. The Fort Worth, Texas car wash is leased by the Company. The assets and liabilities of the car washes are classified as assets and liabilities held for sale in the Company’s consolidated balance sheets and the results of operations are classified as discontinued operations in the Company’s consolidated statements of operations and the consolidated statements of cash flows. The Company has also listed for sale its warehouse office building located in Farmers Branch, Texas. We will use the proceeds from any sale of the assets for working capital.
Liquidity
     As of March 31, 2011, we had working capital of approximately $6.4 million including cash and cash equivalents of $2.3 million. Our business requires a substantial amount of capital, most notably to fund our losses. We plan to meet these capital needs from various financing sources, including borrowings, cash generated from the sale of car washes and other assets, and the issuance of common stock. We have two loans outstanding to Merlin. The first loan with a principal balance of $675,000 which was due on April 28, 2011 was extended to July 6, 2011. The second loan in the amount of $1.4 million is due March 30, 2013. However, Merlin has the right to call the loan thirty days after the conclusion of the rights offering and Merlin’s purchase of the Additional Stock. The $1.4 million loan also may be converted to common stock at Merlin’s option upon the occurrence of certain trigger events. The proceeds of this rights offering will be used in part to pay the loans owed Merlin. We anticipate that the three remaining car washes held for sale will generate proceeds, net of related mortgages, in the range of approximately $1.7 million to $2.0 million. One of the car washes is under an executed agreement of sale. Our Texas warehouse is also listed for sale. We estimate the sale of the Texas warehouse will generate proceeds, net of related mortgage debt, of approximately $1.0 million to $1.2 million. Additionally, our debt covenants with JP Morgan Chase Bank, N.A. require us to maintain a total unencumbered cash and marketable securities balance of $1.5 million. We have been funding our losses to-date through the sale of assets. In 2010, we generated $3.1 million in cash from the sale of assets, including $990,000 from the sale of Linkstar and $2.1 million from the sale of four car washes, net of related mortgages. Our business is currently generating negative cash flow of approximately $250,000 to $300,000 per month. The current economic climate has made it difficult to sell the assets held for sale. This rights offering is being conducted to provide additional liquidity for the operation of the Company’s business and for future acquisitions of wholesale security monitoring businesses and accounts.
Merlin Partners, LP Loans
     The Company borrowed $1.35 million from Merlin Partners, LP (“Merlin”) on December 28, 2010 to fund a portion of a settlement payment to the Company’s ex-CEO. The loan, which had an original maturity date of March 28, 2011, was extended to July 6, 2011. The loan was payable in two installments of $675,000 each upon the closing of each of two car washes that were under agreements of sale at December 31, 2010. The Company made a payment of $675,000 to Merlin upon the sale of the Lubbock, Texas car wash on March 8, 2011. The Company expects to pay the remaining balance owed plus accrued interest from the proceeds generated by the sale of a Dallas, Texas area car wash that is under an agreement of sale and expected to close in the second quarter of 2011. Merlin is a fund managed by Ancora Advisors, a subsidiary of the Ancora Group. Richard A. Barone, a Company director, is Chairman of the Ancora Group. The loan bears interest at a rate of 12% per annum, and is secured by second liens on the Dallas,

Texas area car wash and a security interest in the tradename “Mace.” As part of the consideration for the financing, Merlin was also granted a Common Stock Purchase Warrant (the “Warrant”) to purchase up to 314,715 shares of the Company’s common stock at an exercise price of $0.20 per share, expiring December 28, 2015. The Warrant contains anti-dilution provisions providing that Merlin will receive additional warrants exercisable into 2% of any common stock of the Company issued by the Company through December 28, 2011. The exercise price of the Warrant will be adjusted lower to equal the stock issuance price of any stock issued through December 28, 2011 at a price below $0.20.
     On March 30, 2011, we borrowed $1.4 million with an interest rate of 6% per annum from Merlin to fund the acquisition of a security monitoring company. The loan is due March 30, 2013. However, Merlin has the right to call the loan thirty days after the conclusion of the rights offering and Merlin’s purchase of the Additional Stock (“Call Trigger Event”). Merlin’s right to call the loan expires six months and forty business days after the Call Trigger Event. If the Call Trigger Event occurs and Merlin does not call the loan within the time allowed, the loan’s maturity date becomes extended to March 30, 2016. The $1.4 million loan may also be converted to common stock at Merlin’s option upon the occurrence of certain trigger events. The first trigger event, giving Merlin the right to convert the loan is the Company’s failure to make the rights offering to the stockholders. If the Company does not make the rights offering to the stockholders, Merlin may convert the loan into common stock at a per share price equal to the lower of 75% of (i) the tangible book value of the Company; or (ii) the ten day average closing sales price of the common stock starting with the day that Merlin notifies the Company that Merlin has elected to convert the loan. If the rights offering is made to stockholders, and Merlin does not exercise its right to call for the payment of the loan, Merlin has the right to convert the loan into common stock through March 30, 2016, the new maturity date. The conversion right is at a per share price equal to the ten day average closing sales price of the common stock, starting with the trading day which is 30 trading days after the Call Trigger Event. In accordance with ASC 815, “Derivatives and Hedging”, the Company determined that the conversion feature of the loan met the criteria of an embedded derivative, and therefore the conversion feature of this loan needed to be bifurcated and accounted for as a derivative. The fair value of the embedded conversion was estimated at the date of issuance using the Monte Carlo model with the following assumptions: risk free interest rate: 0.16%; expected life of the option to convert of 4.7 years; and volatility: 48%. The fair value of the conversion option as of March 31, 2011 is $590,000 and is recorded as a derivative liability and as a discount to the debt. The conversion option will be marked-to-market each reporting period, with the changes in fair value reported in earnings.
     As compensation for the loan, Merlin received a five year warrant exercisable into 157,357 shares of common stock at an exercise price of $0.20 per share. The warrant contains an anti-dilution provision that provides that the Company will issue Merlin a warrant equal to 1% percent of any shares issued by the Company for one year after the date the warrant was issued. Any new warrant issued will be exercisable at $0.20 cents per share. The loan is secured by a security interest in the “Mace” name, a pledge of the stock of Mace CSSS, Inc. (the monitoring company subsidiary) and a security interest in the assets of Mace CSSS, Inc. The conversion features of the loan and the warrant may result in additional dilution to stockholders.
Summary of this Offering

Securities Offered	We are distributing to holders of our common stock as of 5:00 p.m., Eastern Standard Time, on _________, 2011, the record date, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for every share of our common stock you owned as of the record date. Each subscription right entitles the holder to purchase three shares of our common stock for a price of $____ per share. We anticipate that the total purchase price for the securities sold in this rights offering will be up to $________. No assurances can be given, however, as to the level of participation in this rights offering.

Basic subscription privilege	The basic subscription privilege of each subscription right will entitle you to purchase three shares of our common stock for each share you owned on the record date, at a subscription price of $___ per share. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to exercise a whole number of rights.

Subscription price $___ per share	To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Over-subscription privilege	If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for shares of our common stock that are not purchased by other holders through the exercise of their basic subscription privileges. You may subscribe for shares of our common stock pursuant to your over-subscription privilege, subject to proration of available shares.

If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, all requests will not be filled.

Record date	5:00 p.m., Eastern Standard Time, on __________, 2011.

Expiration date unless we extend	5:00 p.m., Eastern Standard Time, on ________, twenty five days after mailing this prospectus, the rights offering period.

Over-Subscription Limitation on Common Stock Purchase	If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock among each person properly exercising the over-subscription privilege first in an amount that will maintain the shareholder’s percentage of ownership of issued common stock (calculated based on the percentage owned prior to the rights offering and issuance of the Additional Stock, if known by the Company) and then, if there is any remaining unsubscribed for shares, in proportion to the number of shares of common stock each person subscribed for under the basic subscription privilege. If this allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs first. We reserve the right to reject any over subscription and we will, in most cases, reject an over-subscription to the extent the stockholder together with the stockholder affiliates would own 5% or more of the common stock after the over-subscription is exercised.

If there are not enough unsubscribed shares to honor all requests pursuant to the over-subscription privilege, a portion of requested shares will not be fulfilled.

No Minimum Subscription	There is no minimum purchase requirement as a condition to accepting subscriptions.

Additional Stock and Selling Stockholders	We have entered into a Securities Purchase Agreement with Merlin Partners, a hedge fund which is under common control with Ancora. In accordance with the Securities Purchase Agreement, Merlin and up to three assignees of Merlin will purchase $4,000,000 of our common stock at the conclusion or termination of the rights offering. The assignees are Umberto Fedeli for _________ shares, and Peter Spitalieri for ____________ shares. The purchase price will be $__ per share (the same price as the rights offering stock) less a $250,000 fee. The assignees and Merlin are sometimes collectively referred to in this Prospectus as the “Selling Stockholders”. The obligation of the Selling Stockholders to purchase the Additional Stock is not subject to any conditions in the control of Merlin or the other Selling Stockholders. The conditions to Merlin’s obligation to purchase are within the control of the Company and, include: (i) the conclusion or termination of the Rights Offering; (ii) the Company’s expansion of its Board of Directors to seven persons, and (iii) the compliance by the Company to the provisions of the Securities Purchase Agreement. The Additional Stock is being registered for resale under the Securities Act by the Selling Stockholders. Richard A. Barone, a member of our Board of Directors, is a controlling owner of Ancora Securities, Inc. and Ancora Advisors, LLC. Ancora Advisors, LLC is the manager of Merlin.

Public Offering of Unsubscribed Stock	Any unsubscribed shares remaining unsold at the conclusion of the rights offering may be offered to the public at, the per share rights offering exercise price, $___ per share. There will not be a public offering of unsubscribed shares, unless Ancora agrees to the public offering. See “The Public Offering of Unsubscribed Shares of Common Stock.” The offering period for the unsubscribed common stock, if offered, would commence on the trading date immediately following the date of the closing of the rights offering, and would expire at the earlier of the sale of all the shares or 5:00 p.m., Eastern Standard Time, on the tenth trading day after the closing of the rights offering.

Subscription Price	$___ per share exercise price for the common stock is payable in immediately available funds. To be effective any payment related to the exercise of the right must clear prior to the expiration of the rights offering.

Use of Proceeds	The proceeds from the rights offering, less fees and expenses incurred by us in connection with the rights offering, are intended to be used for general corporate purposes, including working capital, expansion of our personal defense product operation’s marketing programs, possible repayment of loans made to the Company by Merlin, and further acquisitions of wholesale security monitoring businesses and accounts which the Company has identified.

Non-Transferability of Subscription Rights	The subscription rights may not be transferred or assigned at any time during or after the subscription period.

Net Operating Loss Carryforwards	In part, because the subscription rights being distributed to our stockholders are nontransferable, we do not anticipate that the rights offering would affect our ability to utilize our net operating loss carryforwards (NOLs) for federal income tax purposes if a majority of our stockholders exercise this rights to acquire shares in the rights offering, After applying the provisions of Internal Revenue Code regarding changes in ownership of corporations (i.e., Internal Revenue Code Section 382), the maximum amount of operating loss carryforwards that could be used to offset future taxable income is $51.3 million as of December 31, 2010.

No Recommendation	Neither our Board of Directors nor the dealer manager of this rights offering makes any recommendation to you about whether you should exercise your subscription rights. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise any of your subscription rights. We cannot assure you that the market price for our common stock will continue to be above the subscription price or that anyone purchasing shares of our common stock at the subscription price will be able to sell those shares in the future at the same price or a higher price than the subscription price. You are urged to make your decision based on your own assessment of our business and this rights offering.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of subscription rights by the expiration date.

Maximum Offering Size	Unless our Board of Directors waives or changes the offering amount, we will raise no more than $_______of subscription proceeds in this rights offering.

No Revocation	If you exercise any of your subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price. Once you exercise your subscription rights, you cannot revoke the exercise of your subscription rights even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price.

Material U.S. Federal Income Tax Considerations	A holder of common stock should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt, exercise or expiration of subscription rights in the rights offering. However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you. You should consult your own tax advisor as to the particular tax consequences to you of the receipt, exercise or expiration of the subscription rights in light of your particular circumstances.

Extension, Cancellation and Amendment	Our Board of Directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in its sole discretion. Our Board of Directors may also cancel this rights offering. Any extension or cancellation of this offering will be followed as promptly as practicable by an announcement. In the event that we cancel this rights offering, all subscription payments that the subscription agent has received will be returned, without interest or deduction, as soon as practicable.

We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Procedure for Exercising Subscription Rights	To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our common stock, the subscription agent must receive your payment for each share of common stock subscribed for pursuant to your subscription right at the initial subscription price of $___ per share and properly completed subscription rights certificate before 5:00 p.m., Eastern Standard Time, on _________, 2011. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., Eastern Standard Time, __________, 2011.

• If you wish to purchase shares of our common stock through the rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

Foreign Stockholders	We will not mail subscription rights certificates to foreign stockholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office. The subscription agent will hold the subscription rights certificates for such holder’s account. To exercise subscription rights, stockholders with such addresses must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

Subscription Agent	American Stock Transfer & Trust Company, LLC

Information Agent	Phoenix Advisory Partners

Dealer Manager	Ancora Securities, Inc.

Shares Outstanding after Completion of this Rights Offering	Up to 62,942,900 shares of our common stock will be outstanding, assuming the maximum offering amount is subscribed for pursuant to this offering. An additional _____________ shares of our common stock will be outstanding after Merlin’s purchase of the Additional Stock.

Risk Factors	Investing in our common stock involves a high degree of risk. Stockholders and investors in the public offering of unsubscribed shares of common stock considering making an investment in our common stock should carefully read the section entitled “Risk Factors” and all other information included in this prospectus and in the documents incorporated herein by reference in its entirety.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering, including the fees and certain out-of-pocket expenses of the dealer manager.

Trading Symbols	Our common stock is quoted on the OTCQB™ under the symbol “MACE.” The subscription rights are not transferable either during or after the subscription period.

Distribution Arrangements	Ancora Securities, Inc. will act as dealer manager for this rights offering and as placement agent for any unsold shares of common stock to be offered in the public offering. Under the terms and subject to the conditions contained in the Dealer Manager Agreement, the dealer manager will use its best efforts to solicit the exercise of subscription rights. We have agreed to reimburse the dealer manager for certain out-of-pocket expenses incurred in connection with this offering. The dealer manager is not underwriting or placing any of the subscription rights or the shares of our common stock and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights).

Questions	If you have any questions about the rights offering or wish to request another copy of a document, please call the Information Agent, Phoenix Advisory Partners toll free at (877) 478-5038. You may also email Phoenix at info@phoenixadvisorypartners.com.
RISK FACTORS
     Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and any risks described in our other filings with the Securities and Exchange Commission, pursuant the Securities Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.”Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospects to be materially adversely affected. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”
Risks Related to the Rights Offering
You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.
          Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until the shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege will be delivered promptly after expiration of the rights offering; certificates representing shares of our common stock purchased pursuant to the over-subscription privilege will be delivered promptly after expiration of the rights offering and after all pro-rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.
     Our common stock is traded on the OTCQBTM under the symbol “MACE,” and the last reported sales price of our common stock on the OTCQBTM on __________, 2011 was $__ per share. You may not be able to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.
     When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.
     To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted.
No transfer of subscription rights.
     The subscription rights are not transferable. The subscription rights cannot be sold.
The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.
     The subscription price is $__ per share. The subscription price was determined by our Board of Directors. Factors considered by the Board of Directors included the strategic alternatives to our Company for raising capital, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.
     Our common stock is traded on the OTCQBTM under the symbol “MACE,” and the last reported sales price of our common stock on the OTCQBTM on __________, 2011 was $__ per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.
     Subscription rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before ___________, 2011, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
Significant sales of subscription rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.
     The sale of substantial amounts of the subscription rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our subscription rights and our common stock in the public market, and the availability of shares for future sale, including up to __________ shares of our common stock to be issued in the rights offering and __________ shares to Merlin upon the sale of the Additional Stock, could adversely affect the prevailing market price of our common stock. The common stock issued upon exercise of the subscription rights could cause the market price of our common stock to remain low for a substantial amount of time. Additional options may also be granted under the Company’s incentive plans. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock.
We may use the proceeds of this rights offering in ways in which you may disagree.
     We intend to use the net proceeds of this offering for general corporate purposes including working capital, expansion of our personal defense product operation’s marketing programs, possible repayment of loans made to the Company by Merlin, and further acquisitions of wholesale monitoring businesses and accounts which the Company has identified. As of June 2, 2011 the outstanding balance owed on the loans Merlin has made is $2,075,000. We may allocate the proceeds differently from this subscription rights offering than investors in this offering desire, or we may fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offer, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.
     We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.
The rights offering does not have a minimum amount of proceeds, which means that if you exercise your rights, you may acquire additional shares of our common stock when we may require additional capital.
     There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering and the rights offering is not fully subscribed, you may be investing in a company that may require additional capital.
The rights offering may limit our ability to use some or all of our net operating loss carryforwards.
     As a result of our operating loss for 2010, we expect to have net operating loss (“NOL”) carryforwards for federal income tax purposes. Our ability to utilize our NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We would undergo an ownership change if, among other things, the stockholders who own or have owned, directly or indirectly, five percent (5%) or more of our common stock, or are otherwise treated as five percent (5%) stockholders under Section 382 and the regulations promulgated there under, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.
     The rights offering is not currently expected to result in an ownership change, but it may increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the Internal Revenue Code in the future, which would limit our ability to use any NOL carry forwards as described above. Moreover, no assurances can be given that an ownership change under Section 382 of the Internal Revenue Code will not occur as a result of the rights offering.
Concentrated ownership of our common stock creates a risk of sudden change in our share price and the ability to influence all matters requiring stockholder approval.
     Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. We have several stockholders that beneficially own more than 5% of our outstanding stock, who we refer to as “significant stockholders.” As of May 31, 2011, the last practicable date before the filing of this prospectus, these significant stockholders collectively owned more than 34% of our outstanding common stock (based solely on the Schedules 13D and 13G filed by these holders before the date hereof). As of May 31, 2011, our two largest stockholders, the Ancora Group, and Lawndale Capital Management, LLC owned approximately 12.6% and 10.3% of our outstanding shares, respectively. The sale by any of these significant stockholders of a substantial portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. One or more of these significant stockholders may also be able to influence the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. This concentration of ownership may delay or prevent a change of control of us at a premium price if one or more of these stockholders oppose it, even if it would benefit our other stockholders.
Risks Related to Our Business and Our Common Stock
If we are unable to finance our business, our stock price could decline and we could go out of business. Our net losses for 2010 and the three months ending March 31, 2011 were $18.1 million and $1.3 million, respectively. Our net loss for 2010 of $18.1 million included the $4.6 million Arbitration Award to Mr. Paolino and $7.4 million of non-cash impairment charges largely related to our discontinued Digital Media Marketing Segment. We have been funding operating losses by divesting of our car washes and other non-core assets through third party sales. Our capital requirements include working capital for daily operations, including purchasing inventory and equipment. We had cash and cash equivalents of $2.3 million as of March 31, 2011. We estimate that our cash balances will not be sufficient to pay our cash operating requirements through March 31, 2012 unless we are successful in increasing our cash position through pending asset sales or otherwise raising additional capital. The Company plans to raise working capital through a Rights Offering approved by the Company’s Board of Directors, but there is no assurance that the Rights Offering will be successful.
We may not be able to raise capital from asset sales. The current economic climate has made it more difficult to sell our assets held for sale. Only one of the three car washes we owned at March 31, 2011 is under an agreement of sale. As of March 31, 2011, we estimate that the three remaining car washes could generate proceeds, net of related mortgages, in the range of approximately $1.7 million to $2.0 million. Additionally, our Texas warehouse has been listed for sale since the third quarter of 2010. We estimate the sale of the Texas warehouse could generate proceeds, net of related mortgage debt, of approximately $1.0 to $1.2 million. To the extent that we are unable to sell assets during the second or third quarter of 2011, we will need to raise additional funds through additional equity and/or debt financings or substantially reduce the scale of our operations and curtail our business plan.
Our common stock is not listed on a stock exchange and is traded on the OTCQB system of OTC Market, Inc. The Company’s common stock was transferred from the NASDAQ Global Market to the OTCQB™ Marketplace on September 30, 2010. The OTCQB™ market is operated by OTC Market, Inc. and is only available to Over-the-Counter (“OTC”) securities that are registered and fully reporting with the SEC or that report to banking or insurance regulators. The Company’s common stock was delisted from the NASDAQ Global Market as a result of the Company not regaining compliance with the minimum $1.00 closing bid price rule of the NASDAQ. OTC listed stocks involve risks in addition to those associated with stocks traded on a national exchange. Many OTC stocks trade less frequently and in smaller volumes than stocks listed on national exchanges. Also, the values of OTC stocks may be more volatile than stocks listed on a national exchange.
Many of our customers’ spending for our products and services continued to be negatively impacted by the 2008 recession, and deterioration in the credit markets; our customers’ spending may not recover at the same pace as the economy recovers. Our customers’ reduced spending began in 2008 as a result of the recession, the credit crisis, declining consumer and business confidence, increased unemployment, and other challenges that affected the domestic economy. Though the economy improved slightly in 2009 and 2010, the slow improvement has not resulted in our customers increasing their spending on our products and services. Many of our customers in our electronic surveillance equipment business finance their purchases through cash flow from operations or the incurrence of debt. Additionally, many of our customers in our electronic surveillance equipment and our personal defense products divisions depend on disposable personal income. The combination of a reduction of disposable personal income, a reduction in cash flow of businesses and the difficulty of businesses and individuals to obtain financing has continued to result in decreased spending by our customers. During 2010, our revenues from continuing operations declined $196,000, or 1%, from our revenues from continuing operations in 2009. To the extent our customers do not increase their spending in 2011, the reduced revenue level could have a material adverse effect on our operations. If our revenues do not recover or there is a further deterioration in the economy, our results of operations, financial position, and cash flows will be materially adversely affected.
We have reported net losses in the past. If we continue to report net losses, the price of our common stock may decline, or we could go out of business. We reported net losses and negative cash flow from operating activity from continuing operations in each of the five years ended December 31, 2010 and in the first quarter of 2011. Although a portion of the reported losses in past years related to the Arbitration Award to Mr. Paolino and related legal costs expended, non-cash impairment charges of intangible assets and non-cash stock-based compensation expense, we may continue to report net losses and negative cash flow in the future. Our net loss for the year ended December 2010 and the three months ended March 31, 2011 were $18.1 million and $1.3 million, respectively. Additionally, accounting pronouncements require annual fair value based impairment tests of goodwill and other intangible assets identified with indefinite useful lives. As a result, we may be required to record additional impairments in the future, which could materially reduce our earnings and equity. If we continue to report net losses and negative cash flows, our stock price is likely to be adversely impacted.
We compete with many companies, some of whom are more established and better capitalized than us. We compete with a variety of companies on a worldwide basis. Some of these companies are larger and better capitalized than us. There are also few barriers to entry in our markets and thus above average profit margins will likely attract additional competitors. Our competitors may develop products and services that are superior to, or have greater market acceptance than, our products and services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than ours. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to offer superior products and services.
Failure or circumvention of our controls or procedures could seriously harm our business. An internal control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues, mistakes and instances of fraud, if any, within the Company have been or will be detected. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Any failure of our controls and procedures to detect error or fraud could seriously harm our business and results of operations.
If we lose the services of our executive officers, our business may suffer. If we lose the services of one or more of our executive officers and do not replace them with experienced personnel, that loss of talent and experience will make our business plan, which is dependent on active growth and management, more difficult to implement and could adversely impact our operations.

If our insurance is inadequate, we could face significant losses. We maintain various insurance coverage for our assets and operations. These coverages include property coverage including business interruption protection for each location. We maintain commercial general liability coverage in the amount of $1 million per occurrence and $2 million in the aggregate with an umbrella policy which provides coverage of up to $25 million. We also maintain workers’ compensation policies in every state in which we operate. Since July 2002, as a result of increasing costs of the Company’s insurance program, including auto, general liability, and certain of our workers’ compensation coverage, we have been insured as a participant in a captive insurance program with other unrelated businesses. Workers’ compensation coverage for non-car wash employees was temporarily transferred to an occurrence-based policy from March 2009 to May 2010. The Company maintains excess coverage through occurrence-based policies. With respect to our auto, general liability, and certain workers’ compensation policies, we are required to set aside an actuarially determined amount of cash in a restricted “loss fund” account for the payment of claims under the policies. We expect to fund these accounts annually as required by the insurance company. Should funds deposited exceed claims incurred and paid, unused deposited funds are returned to us with interest after the fifth anniversary of the policy year-end. The captive insurance program is further secured by a letter of credit from the Company in the amount of $145,712 at March 31, 2011. The Company records a monthly expense for losses up to the reinsurance limit per claim based on the Company’s tracking of claims and the insurance company’s reporting of amounts paid on claims plus an estimate of reserves for possible future losses on reported claims and claims incurred but not reported. There can be no assurance that our insurance will provide sufficient coverage in the event a claim is made against us, or that we will be able to maintain in place such insurance at reasonable prices. An uninsured or under insured claim against us of sufficient magnitude could have a material adverse effect on our business and results of operations.
Our stock price has been, and likely will continue to be, volatile and an investment in our common stock may suffer a decline in value. The market price of our common stock has in the past been, and is likely to continue in the future to be, volatile. That volatility depends upon many factors, some of which are beyond our control, including:
•	announcements regarding the results of expansion or development efforts by us or our competitors;

•	announcements regarding the acquisition of businesses or companies by us or our competitors;

•	announcements regarding the disposition of the remaining assets that comprise our former Car Wash Segment, which may or may not be on favorable terms;

•	technological innovations or new commercial products developed by us or our competitors;

•	changes in our or our suppliers’ intellectual property portfolio;

•	issuance of new or changed securities analysts’ reports and/or recommendations applicable to us or our competitors;

•	additions or departures of our key personnel;

•	operating losses by us; and

•	actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock.
One or more of these factors could cause a decline in our revenues and income or in the price of our common stock, thereby reducing the value of an investment in our Company.
Because we are a Delaware corporation, it may be difficult for a third party to acquire us, which could affect our stock price. We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an entity who is an “interested stockholder” (as defined in Section 203, an owner of 15% or more of the outstanding stock of the corporation) for a period of three years following the stockholder becoming an “interested stockholder,” unless approved in a prescribed manner. This provision of Delaware law may affect our ability to merge with, or to engage in other similar activities with, some other companies. This means that we may be a less attractive target to a potential acquirer who otherwise may be willing to pay a premium for our common stock above its market price.
If we issue our authorized preferred stock, the rights of the holders of our common stock may be affected and other entities may be discouraged from seeking to acquire control of our Company. Our certificate of incorporation authorizes the issuance of up to 10 million shares of “blank check” preferred stock that could be designated and issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt. No shares of preferred stock are currently outstanding. It is not possible to state the precise effect of preferred stock upon the rights of the holders of our common stock until the board of directors determines the respective preferences, limitations, and relative rights of the holders of one or more series or classes of the preferred stock. However, such effect might include: (i) reduction of the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of preferred stock, and restrictions on dividends on common stock if dividends on the preferred stock are in arrears, (ii) dilution of the voting power of the common stock to the extent that the preferred stock has voting rights, and (iii) the holders of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock. The “blank check” preferred stock may be viewed as having the effect of discouraging an unsolicited attempt by another entity to acquire control of us and may therefore have an anti-takeover effect. Issuances of authorized preferred stock can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make an acquisition of a company more difficult or costly. Such an issuance, or the perceived threat of such an issuance, could discourage or limit the stockholders’ participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.
Our policy of not paying cash dividends on our common stock could negatively affect the price of our common stock. We have not paid in the past, and do not expect to pay in the foreseeable future, cash dividends on our common stock. We expect to reinvest in our business any cash otherwise available for dividends. Our decision not to pay cash dividends may negatively affect the price of our common stock.
Risks Related to our Security Segment
We could become subject to litigation regarding intellectual property rights, which could seriously harm our business. Although we have not been the subject of any such actions, third parties may in the future assert against us infringement claims or claims that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them. We provide the specifications for most of our security products and contract with independent suppliers to engineer and manufacture those products and deliver them to us. Certain of these products contain proprietary intellectual property of these independent suppliers. Third parties may in the future assert claims against our suppliers that such suppliers have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them. If such infringement by our suppliers or us were found to exist, a party could seek an injunction preventing the use of their intellectual property. In addition, if an infringement by us were found to exist, we may attempt to acquire a license or right to use such technology or intellectual property. Some of our suppliers have agreed to indemnify us against any such infringement claim, but any infringement claim, even if not meritorious and/or covered by an indemnification obligation, could result in the expenditure of a significant amount of our financial and managerial resources, which would adversely affect our operations and financial results.
If our Mace brand name falls into common usage, we could lose the exclusive right to the brand name. The Mace registered name and trademark is important to our security business and defense spray business. If we do not defend the Mace name or allow it to fall into common usage, our security segment business could be adversely affected.
If our original equipment manufacturers (“OEMs”) fail to adequately supply our products, our security products sales may suffer. Reliance upon OEMs, as well as industry supply conditions, generally involves several additional risks, including the possibility of defective products (which can adversely affect our reputation for reliability), a shortage of components and reduced control over delivery schedules (which can adversely affect our distribution schedules), and increases in component costs (which can adversely affect our profitability). We have some single-sourced manufacturer relationships, either because alternative sources are not readily or economically available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. If these sources are unable or unwilling to manufacture our products in a timely and reliable manner, we could experience temporary distribution interruptions, delays, or inefficiencies adversely affecting our results of operations. Even where alternative OEMs are available, qualification of the alternative manufacturers and establishment of reliable suppliers could result in delays and a possible loss of sales, which could affect operating results adversely.
The loss of our distributorship for Sony Electronics’ Visual Imaging Products will adversely impact the sales within our high-end digital and machine vision camera operation, IVS. IVS recorded total net revenues of $4.6 million for the year ended December 31, 2010 of which approximately 60% of the net revenues were derived from the sale of Visual Imaging Products of Sony Electronics, Inc. (“Sony Products”). We were notified by Sony Electronics, Inc. that our distributorship for Sony Products would not be renewed after March 27, 2011. Since March 27, 2011 our distributorship has been continued on a month to month basis. The distributorship was terminated on May 31, 2011. If we are unable to replace Sony Products sales with other sales, the net revenues of our IVS business will decline. We are attempting to sell the IVS business. If we cannot sell the IVS business we will have to obtain other products to sell.
Many states have laws, and other states have stated an intention to enact laws, requiring manufacturers of certain electronic products to pay annual registration fees and have recycling plans in place for electronic products sold at retail, such as televisions, computers, and monitors (“electronic recycling laws”). If the electronic recycling laws are applied to us, the sale of monitors by us may become prohibitively expensive. Our Security Segment sells monitors as part of the video security surveillance packages we market. The video security surveillance packages consist of cameras, digital video recorders and video monitors. We have taken the position with many states that our monitors are security monitors and are not subject to the laws they have enacted which generally refer to computer monitors. If we have to pay registration fees and have recycling plans for the monitors we sell, it may be prohibitively expensive to offer monitors as part of our security surveillance packages. The inability to offer monitors at a competitive price will place us at a competitive disadvantage.
The businesses that manufacture our electronic surveillance products are located in foreign countries, making it difficult to recover damages if the manufacturers fail to meet their obligations. Our electronic surveillance products and many non-aerosol personal protection products are manufactured on an OEM basis. Most of the OEM suppliers we deal with are located in Asian or European countries and are paid a significant portion of an order in advance of the shipment of the product. If any of the OEM suppliers defaulted on their agreements with the Company, it would be difficult for the Company to obtain legal recourse because of the suppliers’ assets being located in foreign countries.
If people are injured by our consumer safety products, we could be held liable and face damage awards. We face claims of injury allegedly resulting from our defense sprays, which we market as less-than-lethal. For example, we are aware of allegations that defense sprays used by law enforcement personnel resulted in deaths of prisoners and of suspects in custody. In addition to use or misuse by law enforcement agencies, the general public may pursue legal action against us based on injuries alleged to have been caused by our products. We may also face claims by purchasers of our electronic surveillance systems if they fail to operate properly during the commission of a crime. As the use of defense sprays and electronic surveillance systems by the public increases, we could be subject to additional product liability claims. We currently have a $25,000 deductible on our consumer safety products insurance policy, meaning that all such lawsuits, even unsuccessful ones and ones covered by insurance, cost the Company money. Furthermore, if our insurance coverage is exceeded, we will have to pay the excess liability directly. Our product liability insurance provides coverage of $1 million per occurrence and $2 million in the aggregate with an umbrella policy which provides coverage of up to $25 million. However, if we are required to directly pay a claim in excess of our coverage, our income will be significantly reduced, and in the event of a large claim, we could go out of business.
If governmental regulations regarding defense sprays change or are applied differently, our business could suffer. The distribution, sale, ownership and use of consumer defense sprays are legal in some form in all 50 states and the District of Columbia. Restrictions on the manufacture or use of consumer defense sprays may be enacted, which would severely restrict the market for our products or increase our costs of doing business.
Our defense sprays use hazardous materials which, if not properly handled, would result in our being liable for damages under environmental laws. Our consumer defense spray manufacturing operation currently incorporates hazardous materials, the use and emission of which are regulated by various state and federal environmental protection agencies, including the EPA. If we fail to comply with any environmental requirements, these changes or failures may expose us to significant liabilities that would have a material adverse effect on our business and financial condition. The EPA conducted a site investigation at our Bennington, Vermont facility in January 2008 and found the facility in need of remediation. See Note 7. Commitments and Contingencies, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
Our monitoring business relies on third party providers for the software systems and communication connections we use to monitor alarms and video signals; any failure or interruption in products or services provided by these third parties could harm our ability to operate our business. Our central station utilizes third party software and third party phone and internet connections to monitor alarm and video signals. Any financial or other difficulties our providers face may have negative effects on our business.
Our monitoring business can lose customers due to customers’ cancelling land-line telecommunications services. Certain elements of our operating model rely on our customers’ selection and continued use of traditional, land-line telecommunications services, which we use to communicate with our monitoring operations. In order to continue to service existing customers who cancel their land-line telecommunications services and to service new customers who do not subscribe to land-line telecommunications services, some customers must upgrade to alternative and often more expensive wireless or internet based technologies. Higher costs may reduce the market for new customers of alarm monitoring services, and the trend away from traditional land-lines to alternatives may mean more existing customers will cancel service with us. Continued shifts in customers’ preferences regarding telecommunications services could continue to have an adverse impact on our earnings, cash flow and customer attrition.
Our monitoring business faces continued competition and pricing pressure from other companies in the industry and, if we are unable to compete effectively with these companies, our sales and profitability could be adversely affected. We compete with a number of major domestic security monitoring companies, as well as a large number of smaller, regional competitors. We believe that this competition is a factor in our customer attrition, limits our ability to raise prices, and, in some cases, requires that we lower prices. Some of our monitoring competitors, either alone or in conjunction with their respective parent corporate groups, are larger than we are and have greater financial resources, sales, marketing or operational capabilities than we do. In addition, opportunities to take market share using innovative products, services and sales approaches may attract new entrants to the field. We may not be able to compete successfully with the offerings and sales tactics of other companies, which could result in the loss of customers and, as a result, decreased revenue and operating results.
Loss of customer accounts by our monitoring business could materially adversely affect our operations. Our contracts can be terminated on 60 day notice by our customers. We could experience the loss of accounts as a result of, among other factors:
•	relocation of customers;

•	customers’ inability or unwillingness to pay our charges;

•	adverse financial and economic conditions, the impact of which may be particularly acute among our small business customers;

•	the customers’ perceptions of value;

•	competition from other alarm service companies; and

•	the purchase of our dealers by third parties who choose to monitor elsewhere.
Loss of a large dealer customer could result in a significant reduction in recurring monthly revenue. Net losses of customer accounts could materially and adversely affect our business, financial condition and results of operations.
Increased adoption of “false alarm” ordinances by local governments may adversely affect our monitoring business. An increasing number of local governmental authorities have adopted, or are considering the adoption of, laws, regulations or policies aimed at reducing the perceived costs to municipalities of responding to false alarm signals. Such measures could include:
•	requiring permits for the installation and operation of individual alarm systems and the revocation of such permits following a specified number of false alarms;

•	imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms;

•	requiring further verification of an alarm signal before the police will respond; and

•	subjecting alarm monitoring companies to fines or penalties for transmitting false alarms.
Enactment of these measures could adversely affect our future business and operations. For example, concern over false alarms in communities adopting these ordinances could cause a decrease in the timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services. In addition, our costs to service affected accounts could increase.
Due to a concentration of monitoring customers in California, we are susceptible to environmental incidents that may negatively impact our results of operations. Approximately 92% of the monitoring businesses’ recurring monthly revenue at December 31, 2010 was derived from customers located in California. A major earthquake, or other environmental disaster in California where our facilities are located, could disrupt our ability to serve customers or render customers uninterested in continuing to retain us to provide alarm monitoring services.
We could face liability for our failure to respond adequately to alarm activations. The nature of the monitoring services we provide potentially exposes us to greater risks of liability for employee acts or omissions or system failures than may be inherent in other businesses. In an attempt to reduce this risk, our alarm monitoring agreements and other agreements pursuant to which we sell our products and services contain provisions limiting our liability to customers and third parties. In the event of litigation with respect to such matters, however, these limitations may not be enforced. In addition, the costs of such litigation could have an adverse effect on us.
Future government regulations or other standards could have an adverse effect on our operations. Our monitoring operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, we are required to obtain licenses or permits to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. In the event that these laws, regulations and/or licensing requirements change, we may be required to modify our operations or to utilize resources to maintain compliance with such rules and regulations. In addition, new regulations may be enacted that could have an adverse effect on us.
The loss of our Underwriter Laboratories (“UL”) listing could negatively impact our competitive position. Our alarm monitoring center is UL listed. To obtain and maintain a UL listing, an alarm monitoring center must be located in a building meeting UL’s structural requirements, have back-up and uninterruptible power supplies, have secure telephone lines and maintain redundant computer systems. UL conducts periodic reviews of alarm monitoring centers to ensure compliance with its regulations. Non-compliance could result in a suspension of our UL listing. The loss of our UL listing could negatively impact our competitive position.
SUMMARY FINANCIAL INFORMATION
     The following is a summary of selected consolidated statement of operations and balance sheet data for each of the periods indicated. The selected financial data presented below for the years ended December 31, 2010 and 2009 are derived from our audited consolidated financial statements and related notes. The selected financial data presented below for the quarters ended March 31, 2011 and 2010 are derived from our unaudited financial statements continued in our March 31, 2011 Form 10-Q. All amounts are in thousands, except for per share amounts.

	Year Ended December 31,		Quarter Ended March 31,
	2010	2009	2011	2010
Revenues	$18,395	$18,591	$3,595	$4,267
Operating loss	$(9,724)	$(8,127)	$(1,073)	$(6,244)
Loss from continuing operations	$(9,800)	$(8,134)	$(1,189)	$(6,251)
Net loss	$(18,098)	$(10,951)	$(1,259)	$(6,815)
Loss per share (basic and diluted)	$(1.15)	$(0.68)	$(0.08)	$(0.43)
Total assets	$23,024	$42,358	$21,799	$39,056
Long-term debt, including current maturities and derivative liability	$3,469	$2,920	$3,461	$2,853
Total stockholders’ equity	$13,856	$31,988	$12,664	$25,025
USE OF PROCEEDS
     We intend to use the net proceeds of this offering for general corporate purposes including working capital, expansion of our personal defense product operation’s marketing programs, possible repayment of loans made to the Company by Merlin, and further acquisitions of wholesale monitoring businesses and accounts which the Company has identified. Although the actual amount will depend on participation in the rights offering, if all offered shares are sold the gross proceeds from the rights offering will be approximately $___________ million. We have entered into a Securities Purchase Agreement with Merlin, a hedge fund which is under common control with Ancora. In accordance with the Securities Purchase Agreement, Merlin and up to three assignees of Merlin will purchase $4,000,000 of our common stock at the conclusion or termination of the rights offering. The net purchase price to be paid for the Additional Stock is $3,750,000, after deduction of a $250,000 fee. Merlin has designated its assignees who are Umberto Fedeli and Peter Spitalieri. Richard A. Barone, a member of our Board of Directors, is a controlling owner of Ancora Securities, Inc and Ancora Advisors, LLC.
     At least _____________ shares will be purchased by Merlin and its assignees under the Securities Purchase Agreement and net proceeds of at least $3,750,000 will be received by the Company. Merlin and Ancora Advisors, LLC are under common control with Ancora Securities, Inc. Richard A. Barone, a company director, controls approximately, 20% of the Ancora Group and 5% of Merlin.
     A table reflecting the amount of proceeds to be used by each described category is set forth below. The table is in descending order of priority. If funds are not sufficient to fund all the categories in the table, funds will first be reduced from the lowest category in the table before reducing the higher categories.

Category of Use of Proceeds	Estimated Amount
Payment of Merlin Loan (1)	$675,000
Payment of Merlin Debenture, if payment is called (2)	$1,400,000
Working Capital to fund operations losses (3)	$400,000
Acquisition of wholesale monitoring companies and accounts (4)	$6,000,000
General Working Capital	Balance, of proceeds remaining after funding the above amounts.

1.	The Company borrowed $1.35 million from Merlin on December 28, 2010 the balance of the loan owed is $675,000. The loan bears interest at a rate of 12% per annum, and is due on July 6, 2011. The loan was used to pay a portion of the settlement amount for a judgment obtained against the Company.

2.	On March 30, 2011, we borrowed $1.4 million with an interest rate of 6% per annum from Merlin to fund the acquisition of a security monitoring company. The loan is due March 30, 2013. However, Merlin has the right to call the loan thirty days after the conclusion of the rights offering and Merlin’s purchase of the Additional Stock (“Call Trigger Event”). Merlin’s right to call the loan expires six months and forty business days after the Call Trigger Event. If the Call Trigger Event occurs and Merlin does not call the loan within the time allowed, the loan’s maturity date becomes extended to March 30, 2016. The proceeds of the loan was used to acquire an alarm monitoring company.

3.	The amount of working capital is estimated at six months of projected operating losses.

4.	The Company is currently in preliminary discussions with several acquisition candidates to expand its wholesale monitoring operations. Although the Company regularly reviews acquisition prospects that would augment or complement the Company’s existing operations, the Company does not presently have any agreements with respect to any acquisition.

CAPITALIZATION
     The following table describes capitalization as of March 31, 2011, on an actual basis and as adjusted to give effect to the rights offering and the sale of Additional Stock, assuming gross proceeds from the rights offering of $___ million and before deducting the estimated offering expenses. As adjusted balances are subject to change based upon final participation in the rights offering. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our audited consolidated financial statements and related notes and other financial information in our Annual Report on Form 10-K for the year ended December, 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

	As of March 31, 2011
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(in thousands)
Cash	$2,288	$
Total assets	$21,799
Total liabilities	$9,135
Equity:
Common stock, $.01 par value, 100,000,000 shares authorized and shares issued and outstanding at March 31, 2011 and __ shares issued as adjusted and outstanding	$157
Additional paid-in capital	$93,979
Accumulated deficit	$(81,455)
Treasury stock	(17)

Total stockholders’ equity	$12,664

DILUTION
     Stockholders purchasing common stock pursuant to this rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2011 was approximately $7.7 million, or $0.49 per share of our common stock (based upon 15,735,725 shares of our common stock outstanding at March 31, 2011). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering and after the purchase of the Additional Stock by Merlin.
     Based on the aggregate offering of a maximum of 47,207,175 shares in the rights offering and _________ shares of Additional Stock purchased by Merlin, and after deducting estimated offering expenses payable by us of ________, the estimated net proceeds from the rights offering and from the sale of the Additional Stock will be $_________. Based on the estimated net proceeds, our pro forma net tangible book value as of March 31, 2011 would have been approximately $____or $___ per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $____per share and an immediate dilution to purchasers in the rights offering of $__per share.

     The following table illustrates this per-share dilution (assuming a fully subscribed for rights offering of 47,207,175 shares at the subscription price of $__ per share and a purchase of _______________ shares (the Additional Stock) by Merlin at the subscription price of $____ per share less the fee payable to Merlin in the amount of $250,000:
Net tangible book value per share, prior to Rights Offering and prior to the sale of Additional Stock
Proceeds of Rights Offering stock, net of estimated offering expenses of ($_____)
Proceeds of Additional Stock net of $250,000 fee
Net tangible book value prior to the Rights Offering, Increase attributable to the rights offering
Net tangible book value after the Rights Offering and sale of Additional Stock, Increase attributable to the Additional Stock
Pro forma net tangible book value per share after the Rights Offering and before the sale of the Additional Stock
Pro forma net tangible book value per share after the Rights Offering and sale of Additional Stock
Dilution in net tangible book value per share to purchasers
SELLING STOCKHOLDERS AND DISTRIBUTION BY THE SELLING STOCKHOLDERS
     We have entered into a Securities Purchase Agreement with Merlin Partners, a hedge fund which is under common control with Ancora. In accordance with the Securities Purchase Agreement the Selling Stockholders, Merlin and three assignees of Merlin, will purchase the Additional Stock which is ___________ shares of our common stock. The purchase will be made at the conclusion or termination of the rights offering. The number of shares of common stock that the Selling Stockholders are purchasing is set forth in the table below. The purchase price will be $__ per share (the same price as the rights offering stock) less a $250,000 fee to be divided pro-rata by the purchasers. The obligation of the Selling Stockholders to purchase the Additional Stock is not subject to any condition in the control of Merlin or the other Selling Stockholders. The conditions to Merlin’s obligation to purchase are not within the control of Merlin and, are: (i) the conclusion or termination of the Rights Offering; (ii) the Company’s expansion of its Board of Directors to seven persons, and (iii) the compliance by the Company to the provisions of the Securities Purchase Agreement. The Additional Stock is being registered for resale under the Securities Act. Richard A. Barone, a member of our Board of Directors, is a controlling owner of Ancora Securities, Inc. and Ancora Advisors, LLC. Ancora Advisors, LLC is the manager of Merlin.
     The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the Selling Stockholders as of May 31, 2011 and the number of shares of common stock being offered by the Selling Stockholders. The Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling	Shares Beneficiary	Shares to	Amount Beneficially	Percentage Owned
Stockholder	Owned Prior to Offering	be Offered (1)	Owned After Offering (2)	After Offering (2)
Merlin Partners, LP.	677,072

Umberto Fedeli	200,000

Peter Spitalieri	—

1.	Amount of shares purchased under Securities Purchase Agreement and being registered for resale.

2.	Amount calculated based on no shares being immediately sold.
     Except for the relationship of Richard Barone, one of our directors to Merlin Partners, LP which is set forth above, to our knowledge,

none of the Selling Stockholders or their beneficial owners has had a material relationship with us other than as a stockholder at any time within the past three years; or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates. To our knowledge, none of the Selling Stockholders or their beneficial owners is a broker-dealer or affiliated with a broker-dealer, except that Merlin, Partners, LP is under common control with Ancora Securities, Inc, a broker-dealer.
     This prospectus relates to the resale of up to ___________ shares that were purchased by the Selling Stockholders. Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	a sale through the OTCQB;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The Selling Stockholders may also sell shares under Rule 144 or under Regulation S under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.
     Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 there under. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.
     The resale of shares by the Selling Stockholders will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
THE RIGHTS OFFERING
The Subscription Rights
     We are distributing, at no charge, to the stockholders of record of our shares of common stock as of _______________, the record date, non-transferable subscription rights to purchase shares of our common stock at a subscription price of $__ per share. The subscription rights will entitle the holders of our common stock to purchase approximately three shares of our common stock for each share of our common stock owned as of the record date.
     Each eligible holder of record of shares of our common stock will receive one subscription right for each share of common stock owned by such holder as of 5:00 p.m., Eastern Standard Time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.
     We intend to keep the rights offering open until ___________, 2011, unless our Board of Directors, in its sole discretion, extends such time. We have the right to extend the rights offering by thirty days to __________, 2011.
Basic Subscription Privilege
     With your basic subscription privilege, each right entitles you to purchase three shares of our common stock, upon delivery of the required documents and payment of the subscription price of $__ per share, prior to the expiration of the rights offering. You will receive one subscription right for each share of our common stock you owned as of 5:00 p.m., Eastern Standard Time, on the record date. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. You may not exercise fractional rights. Rights must be exercised in whole numbers.
Over-Subscription Privilege
     If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. However, we reserve the right to reject any over-subscription request. Additionally, we will, in most cases, reject an over-subscription request to the extent the stockholder and the stockholder affiliates would own 5% or more of the common stock after the over-subscription is exercised.
     If over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among each person properly exercising the over-subscription privilege, first to each exercising stockholder an amount that will maintain the stockholder’s percentage ownership of issued common stock (calculated based on the percentage owned prior to the rights offering and the issuance of the Additional Stock, if known by the Company) and then, if there is any remaining unsubscribed for shares, in proportion to the number of shares of common stock each person subscribed for under the basic subscription privilege. If this allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been fulfilled, whichever occurs first. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, a portion of the requests will not be fulfilled.
     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).
     We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-

subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.
     To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.
Delivery of Shares of Common Stock Acquired in the Rights Offering
     If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering. One stock certificate will be generated for each rights certificate processed. Until your stock certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, you will not receive stock certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.
Reasons for the Rights Offering
     Prior to approving the rights offering, our Board of Directors carefully considered our current and expected liquidity requirements, our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.
     After weighing the factors discussed above and the effect of the $___________million in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our Board of Directors determined that the rights offering is in the best interest of the Company and its stockholders. Although we believe that the rights offering will strengthen our financial condition, the Board of Directors is not making any recommendation as to whether you should exercise your subscription rights.
Effect of Rights Offering on Existing Stockholders
     The ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.
Method of Exercising Subscription Rights
     The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:
     Subscription by Registered Holders
     If you hold certificates of shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below in this section under the heading “Subscription Agent,” prior to the expiration of the rights offering.
     Subscription by DTC Participants
     We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.
     Subscription by Beneficial Owners
     If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.
     If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Standard Time, __________, 2011 expiration date we have established for the rights offering.
Payment Method for Registered Holders
     As described in the instructions accompanying the rights certificate, payments must be made in full in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to “American Stock Transfer and Trust Company, LLC,” the subscription agent, at the address set forth below in this section under the heading “Subscription Agent.”
     Personal checks will not be accepted. Payments received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.
     You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO THE COMPANY. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.
     The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.
     Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Program Medallion Signature Program or the Stock Exchange Medallion Program, subject to any standards and procedures adopted by the subscription agent.
Missing or Incomplete Subscription Information
     If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.
Expiration Date and Amendments
     The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Standard Time, on _______, 2011, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Standard Time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.
Subscription Price
     The subscription price was determined by our Board of Directors. Factors considered by our Board of Directors included the strategic alternatives to our Company for raising capital, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.
Conditions, Withdrawal and Termination
     We reserve the right to withdraw the rights offering prior to the expiration of the rights offer for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.
Subscription Agent
     The subscription agent for this offering is American Stock Transfer & Trust Company. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments should be mailed or delivered is:

By Mail Delivery	By Hand or Overnight Courier Service
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Attn: Reorganization Department	Operations Center
P.O. Box 2042	Attn: Reorganization Department
New York, New York 10272-2042	6201 15th Avenue
Brooklyn, New York 11219
     You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., Eastern Standard Time, on ______________, 2011. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.
Information
If you have any questions about the rights offering or wish to request another copy of a document, please call the Information Agent, Phoenix Advisory Partners, toll free at (877) 478-5038. You may also e-mail Phoenix at info@phoenixadvisorypartners.com.
Fees and Expenses
     We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.
Fractional Shares
     We will not issue fractional shares. You must exercise a whole number of subscription rights. Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.
Medallion Guarantee May Be Required
     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, only if :
•	you request that your shares are to be delivered to you at an address different from your record address; and

•	you are not an eligible institution.
     You can obtain a signature guarantee from a financial institution; such as a commercial bank, savings bank, credit union or broker dealer that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:
•	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

     If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.
Notice to Nominees
     If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of common shares subscribed for under the basic subscription privilege and the oversubscription privilege, if any, and your full subscription payment.
Beneficial Owners
     If you do not hold certificates for shares of our common stock, you are a beneficial owner of our shares of our common stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.
     You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m., Eastern Standard Time, __________, 2011.
     If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.
Guaranteed Delivery Procedures
     If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:
•	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Payment Method,”

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery,” and

•	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.
     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Mace Security International, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. A form of that guarantee is included with the Notice of Guaranteed Delivery.
     In your Notice of Guaranteed Delivery, you must provide:
•	your name;

•	the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.
     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.” Eligible institutions may also alternatively transmit a Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (718) 234-5001. To confirm facsimile deliveries, eligible institutions may call (877) 248-6417.
     The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the Information Agent, Phoenix Advisory Partners, toll free at (877) 478-5038. You may also e-mail Phoenix at info@phoenixadvisorypartners.com, to request additional copies of the form of Notice of Guaranteed Delivery.
Transferability of Subscription Rights
     The subscription rights are not transferable.
Escrow Arrangements; Return of Funds
     The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.
Stockholder Rights
     You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.
Foreign Stockholders
     We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., Eastern Standard Time, at least three business days prior to the expiration of the rights offering of their exercise of such rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.
No Revocation or Change
     Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.
Material U.S. Federal Income Tax Consequences
     For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”
Listing
     The common stock is traded on the OTCQBTM. We expect that the shares of common stock to be issued in the rights offering will be traded on the OTCQBTM. The last reported sales price of our common stock on the OTCQBTM on ___________, 2011 the last practicable date before the filing of this prospectus, was $_____. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.
Outstanding Shares of Common Stock after the Rights Offering
     As of ___________, 2011, the last practicable date before the filing of this prospectus, 15,735,725 of our shares of common stock were issued and outstanding. Assuming no other transactions by us involving shares of our common stock, and no options or warrants for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, and Merlin and its assignees purchases the Additional Stock then an additional _______________ of our shares of common stock will be issued and outstanding, for a total of _____________ shares of common stock outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated there under and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
     This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.
     This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. holder.
     We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.
You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:
•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.
     ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.
Taxation of Subscription Rights
     Receipt of Subscription Rights
     Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. For purposes of the above, “stockholder” includes holders of warrants, options and convertible securities. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder.

     Tax Basis in the Subscription Rights
     If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.
     However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the fact that the subscription rights may not be transferred and the trading price of the common stock compared to the exercise price of the rights.
     Exercise of Subscription Rights
     Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.
     Expiration of Subscription Rights
     If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.
     Sale or Other Disposition of Subscription Rights
     The subscription rights are not transferable. However, if you were able to sell or otherwise dispose of your subscription rights prior to the expiration date, you would recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property you receive and your tax basis in the subscription rights sold. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.
Taxation of Shares of Common Stock
     Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain. We currently do not make any cash distributions on our shares of common stock.
Dispositions
     If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.
New Legislation Relating to Foreign Accounts
     Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S. owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S.

owner. Prospective investors should consult their tax advisors regarding this legislation.
Health Care and Reconciliation Act of 2010
     On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.
Information Reporting and Backup Withholding
     You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
MARKET PRICE OF COMMON STOCK, DIVIDEND POLICY AND CAPITAL STOCK
Trading Prices
     Our common stock trades on the OTCQBTM symbol “MACE”. Prior to September 30, 2010, our stock traded on the Nasdaq Global Market. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the OTCQBTM after September 30, 2010 and on the Nasdaq Global Market prior to September 30, 2010. The market prices set forth below may not be indicative of the future value of our common stock.

	High	Low
Fiscal Year Ended December 31, 2011
First Quarter	$0.55	$0.34
Second Quarter (Through June 2, 2011)	$0.50	$0.22
Fiscal Year Ended December 31, 2010
First Quarter	$1.24	$0.75
Second Quarter	$0.96	$0.56
Third Quarter	$0.63	$0.41
Fourth Quarter	$0.45	$0.24
Fiscal Year Ended December 31, 2009
First Quarter	$0.91	$0.61
Second Quarter	$1.29	$0.65
Third Quarter	$1.19	$0.89
Fourth Quarter	$1.24	$0.68
     On June _, 2011, the last practicable date before the filing of this prospectus, the reported sales price of our common stock on the OTCQBTM was $ __ per share. As of June 2, 2011, there were approximately 88 holders of record.
Dividend Policy
     Our policy is not to pay a dividend. Any change in the dividend policy will depend upon our financial condition, our capital requirements and earnings, as well as other factors the Board of Directors may deem relevant.
     The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our restated certificate of incorporation, bylaws and other agreements, copies of which are available from us upon request or may be found in the “Investors” section of our website at www.mace.com under the heading “Investor Relations.”
Capital Stock
     The following description of our capital stock and provisions of our restated certificate of incorporation and bylaws are summaries and are qualified by reference to the restated certificate of incorporation and the bylaws currently in effect. Copies of these documents have been filed with the SEC.
     Our authorized capital stock consists of 100,000,000 shares of common stock, of which 15,735,725 shares were outstanding on June 2, 2011, held by approximately 90 holders of record, and 10,000,000 shares of blank check preferred stock, of which no shares were outstanding on June 2, 2011.
     Common Stock
     Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.
     Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of our Company holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any preferential rights of the holders of the preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability for further calls or assessments by the Company.
     Preferred Stock
     Pursuant to our certificate of incorporation, we are authorized to issue preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. Our Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.
     Options and Warrants
     As of June 2, 2011, options and warrants to purchase 3,436,987 shares of our common stock at a weighted average exercise price of $1.87 per share were outstanding.
     OTCQB Market
     Our common stock is listed on the OTCQBTM under the symbol “MACE.”
     Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company and its telephone number is 718-921-8293.
     Anti-Takeover Provisions
     We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
     In addition, our restated certificate of incorporation and bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:
•	the board’s authority to designate the rights and preferences of, and issue one or more series of, blank check preferred stock without stockholder approval; and

•	the inability for stockholders to call special meetings of stockholders.
     Indemnification of Officers and Directors.
     As permitted by the Delaware General Corporation Law, our Articles of Incorporation and Bylaws contain provisions that permit us to indemnify our directors and officers to the full extent permitted by Delaware law and eliminate the personal liability of our directors and officers for monetary damages to us or our stockholders for breach of their fiduciary duties, except to the extent that Delaware law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a directors or officers fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The rights of indemnification provided in our Bylaws are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise.
     We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
THE PUBLIC OFFERING OF UNSUBSCRIBED SHARES OF COMMON STOCK
     We may offer any shares of unsubscribed rights offering common stock, to the public at, the per share rights offering exercise price, $___ per share. Unsubscribed rights offering common stock will be offered to the public only, if Ancora agrees to the public offering. The offering period for the unsubscribed for common stock, if offered, would commence on the trading date immediately following the date of the closing of the rights offering, and would will expire at the earlier of the sale of all the shares or 5:00 p.m., Eastern Standard Time, on the tenth trading day after the closing of the rights offering.
Preliminary Nonbinding Subscriptions During Pendency of Rights Offering
     We may permit prospective investors who are not stockholders eligible to participate in the rights offering, the right to submit nonbinding subscriptions with respect to one or more shares of the common stock. Prospective investors who wish to subscribe for shares that may be available and unsubscribed after the expiration of the rights offering should complete, date, and sign a preliminary subscription agreement which they will be given with a prospectus and return it to:

By Mail Delivery	By Hand or Overnight Courier Service
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Attn: Reorganization Department	Operations Center
P.O. Box 2042	Attn: Reorganization Department
New York, New York 10272-2042	6201 15th Avenue
Brooklyn, New York 11219
     Preliminary subscriptions are NOT binding on subscribers. Do NOT send payment for your shares at this time. Upon the completion of our rights offering, we will furnish to all persons, who previously submitted preliminary subscriptions, a prospectus supplement that sets forth the results of our rights offering and the amount of unsubscribed shares of the common stock available for sale in the public offering accompanied by an acknowledgment of subscription. A copy of the acknowledgment of subscription will be given to such subscribers with a prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:
•	Complete, date, and sign the acknowledgment of subscription.

•	Make a check payable to “American Stock Transfer & Trust Company, LLC,” in an amount equal to the subscription price of $___ multiplied by the number of shares of Offered Common Stock subscribed for.

•	Return the completed acknowledgment of subscription and check to:

By Mail Delivery	By Hand or Overnight Courier Service
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Attn: Reorganization Department	Operations Center
P.O. Box 2042	Attn: Reorganization Department
New York, New York 10272-2042	6201 15th Avenue
Brooklyn, New York 11219
UPON RECEIPT BY THE COMPANY OF THE ACKNOWLEDGMENT OF SUBSCRIPTION, THE PRELIMINARY SUBSCRIPTION AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER UNTIL THE EXPIRATION DATE OF THE OFFERING PERIOD FOR THE UNSUBSCRIBED SHARES OF OFFERED COMMON STOCK AND RELATED OFFERED WARRANTS.
Discretion to Accept Subscriptions
     We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of the public offering of the unsubscribed shares. If we receive subscriptions for a total of more than that number of shares of common stock available for sale in the offering period, we may limit the number of shares of common stock sold to any subscriber. As a result, you may not receive any or all of the shares of common stock for which you subscribe.
     We will notify subscribers as soon as practicable following the expiration date of the public offering of unsubscribed shares of common stock as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest or deduction, as soon as practicable.

Offering Period; Expiration Date
     The offering period for any unsubscribed shares of common stock will commence on the trading date immediately following the date of the closing of the rights offering, and will expire at the earlier of 5:00 p.m., Eastern Standard Time, on the tenth trading day following the commencement of the expiration of the rights offering or the date on which we have accepted subscriptions for all shares of the unsubscribed for common stock.
     We may cancel the public offering of the unsubscribed common stock at any time for any reason, including following the expiration date. If we cancel the public offering of the unsubscribed common stock, we will return all subscription payments, without interest or deduction, as soon as practicable.
Issuance of Certificates
     Promptly after the acceptance of a subscription, we will issue certificates representing the shares of the common stock purchased by investors in the public offering. We will follow the instructions contained in the accepted subscription agreements when we issue the certificates.
Subscription Proceeds
     We will promptly deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account. Upon our acceptance of a subscription, the related subscription proceeds due to us will become immediately available for our use. Promptly following the expiration date of the public offering of unsubscribed shares of common stock, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under “Discretion to Accept Subscriptions” above.
No Revocation or Change
     Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of common stock.
PLAN OF DISTRIBUTION BY COMPANY
     On or about __________, 2011, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to the holders of our common stock on the record date. Subscription rights holders who wish to exercise their subscription rights and purchase shares of our common stock must complete the subscription rights certificate and return it with payment for the shares to the subscription agent at the following address:

By Mail Delivery	By Hand or Overnight Courier Service
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Attn: Reorganization Department	Operations Center
P.O. Box 2042	Attn: Reorganization Department
New York, New York 10272-2042	6201 15th Avenue
Brooklyn, New York 11219
See “The Rights Offering — Methods for Exercising Subscription Rights”. If you have any questions, you should contact the Information Agent, Phoenix Advisory Partners, toll free at (877) 478-5038. You may also e-mail Phoenix at info@phoenixadvisorypartners.com.
     Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.
     To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.
     In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.
     We may offer any shares of unsubscribed rights offering common stock, to the public at, the per share rights offering exercise price, $___ per share. Unsubscribed rights offering common stock will be offered to the public only, if Ancora agrees to the public offering. See “The Public Offering of Unsubscribed Shares of Common Stock.” The offering period for the unsubscribed for common stock, if offered, would commence on the trading date immediately following the date of the closing of the rights offering, and will expire at the earlier of the sale of all the shares or 5:00 p.m., Eastern Standard Time, on the tenth trading day after the closing of the rights offering.
     We have entered into a Securities Purchase Agreement with Merlin, a hedge fund which is controlled by Ancora Advisors, LLC, with respect to the purchase of a $4,000,000 in amount of our common stock at the per share offering price of $____. Merlin’s purchase will be made from the Additional Stock. The net purchase price to be paid by Merlin for the Additional Stock is $3,750,000, after deduction of a $250,000 fee. Therefore, at least ________shares will be purchased pursuant to the offering and gross proceeds of at least $__________ will be received by the Company. Merlin is under common control with Ancora Securities, Inc. and Ancora Advisors, LLC. Richard A. Barone, a company director, controls approximately 20% of the Ancora Group and 5% of Merlin Partners, LP.
     Ancora Securities, Inc. is the dealer manager of this rights offering and is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it will be underwriting discounts or commissions under such Act. In such capacity, such dealer manager will act as the sole exclusive placement agent, dealer manager and financial advisor to our company in connection with this rights offering and will use its best efforts to solicit the exercise of subscription rights. The dealer manager will also act as the sole placement agent in connection with the public offering of any shares of common stock that are not subscribed for pursuant to the exercise of the subscription rights. The dealer manager has agreed to act for the Company without any fee, but the Company will reimburse the dealer manager for all costs incurred by the dealer manager in connection with the offering. The dealer manager is not underwriting or placing any of the securities (including the subscription rights) issued in this offering and the dealer manager does not make any recommendation with respect to such securities.
     The dealer manager agreement provides that we will indemnify the dealer manager against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable. The dealer manager agreement provides that it may be terminated by either party upon thirty (30) days prior written notice.
TRANSFER AGENT AND REGISTRAR
     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, P.O. Box 2042, New York, New York, 10272-2042.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.
     This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 30, 2011;

•	our Definitive Proxy Statement on Schedule 14A, filed on May 18, 2010;

•	our Current Reports on Form 8-K dated April 7, 2011, filed on April 7, 2011 and dated April 18, 2011, filed on April 19, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 16, 2011; and

•	our Current Report on Form 8-K dated June 2, 2011, filed on June 2, 2011.
     Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Mace

Security International, Inc., c/o Corporate Secretary, 240 Gibraltar Road, Suite 220, Horsham, PA 19044, telephone (267) 317-4009. Copies of these filings are available at no cost on our website, www.mace.com or from the SEC through the SEC’s website at the web address provided under the heading “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
     You should rely only on the information in our prospectus, any prospectus supplement, and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offering is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.
LEGAL MATTERS
     Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Ballard Spahr LLP.
EXPERTS
     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution. *Estimated
     The following table sets forth an estimate of the fees and expenses relating to the offering of the securities being registered hereby, by the Company. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$1,161
Legal fees and expenses *	$75,000
Printing fees and expenses *	$7,000
Accounting fees and expenses *	$25,000
Subscription and Transfer agent fees and expenses *	$18,000
Miscellaneous fees and expenses *	$16,000

Total	$142,161

Item 14. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a part or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that a Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     The Bylaws of the Company provides, in effect, that, to the fullest extent permitted by Delaware General Corporation Law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is a director, officer, employee or agent of the Company.
     The Company’s certificate of incorporation relieve its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law. Under Section 102(7) of the Delaware General Corporation Law a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the Delaware General Corporation Law imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) for any transaction from which the director derived an improper personal benefit.
     We currently maintain liability insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limitations on the amount of coverage.
Item 15. Recent Sales of Unregistered Securities.
(a) None.

i

Item 16. List of Exhibits.

*3.3	Amended and Restated Bylaws of Mace Security International, Inc.

*3.4	Amended and Restated Certificate of Incorporation of Mace Security International, Inc. (Exhibit 3.4 to the 1999 Form 10-KSB)

*3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Mace Security International, Inc. (Exhibit 3.5 to the 2000 Form 10-KSB)

*3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Mace Security International, Inc. (Exhibit 3.6 to the 2002 Form 10-K)

*3.7	The Company’s Amended and Restated Certificate of Incorporation (Exhibit 4.1 to the June 16, 2004 Form S-3)

4.3	Form of Subscription Rights Certificate.

4.4	Form of Subscription Agent Agreement, dated as of __, 2011.

4.5	Form of Preliminary Subscription Agreement.

4.6	Form of Acknowledgement of Subscription.

5.1	Opinion of Ballard Spahr LLP. **

*10.1	1993 Non-Qualified Stock Option Plan (1)

*10.2	Trademarks (1)

*10.3	Mace Security International, Inc. 1999 Stock Option Plan. (Exhibit 10.98 to the June 30, 1999 Form 10-QSB dated August 13, 1999) (3)

*10.4	Business Loan Agreement dated January 31, 2000, between the Company, its subsidiary - Colonial Full Service Car Wash, Inc., and Bank One, Texas, N.A.; Promissory Note dated February 2, 2000 between the same parties as above in the amount of $400,000 (pursuant to instruction 2 to Item 601 of Regulation S-K, two additional Promissory Notes, which are substantially identical in all material respects except as to the amount of the Promissory Notes) are not being filed in the amount of: $19,643.97 and $6,482; and a Modification Agreement dated as of January 31, 2000 between the same parties as above in the amount of $110,801.55 (pursuant to instruction 2 to Item 601 of Regulation S-K, Modification Agreements, which are substantially identical in all material respects except to the amount of the Modification Agreement) are not being filed in the amounts of: $39,617.29, $1,947,884.87, $853,745.73, and $1,696,103.31. (Exhibit 10.124 to the December 31, 1999 Form 10-KSB dated March 29, 2000)

*10.5	Amendment dated March 13, 2001, to Business Loan Agreement between the Company, its subsidiary Colonial Full Service Car Wash, Inc., and Bank One, Texas, N.A. (pursuant to instruction 2 to Item 601 of Regulation S-K, one additional amendment which is substantially identical in all material respects, except as to the borrower being Eager Beaver Car Wash, Inc., is not being filed). (Exhibit 10.132 to the December 31, 2000 Form 10-KSB dated March 20, 2001)

*10.6	Modification Agreement between the Company, its subsidiary, Colonial Full Service Car Wash, Inc., and Bank One, Texas, N.A. in the amount of $2,216,000 (pursuant to Instruction 2 to Item 601 of Regulation S-K, Modification Agreements, which are substantially identical in all material respects except to amount and extension date of the Modification Agreement are not being filed in the original amounts of $984,000 (extended to August 20, 2004) and $1,970,000 (extended to June 21, 2004). (Exhibit 10.133 to the June 30, 2001 Form 10-Q dated August 9, 2001)

*10.7	Term Note dated November 6, 2001 between the Company, its subsidiary, Colonial Full Service Car Wash, Inc., and Bank One, Texas, N.A. in the amount of $380,000. (Exhibit 10.134 to the September 30, 2001 Form 10-Q dated November 9, 2001)

*10.8	Master Lease Agreement dated June 10, 2002 between the Company, its subsidiary Colonial Full Service Car Wash, Inc., and Banc One Leasing Corporation in the amount of $193,055. (Exhibit 10.140 to the June 30, 2002 Form 10-Q dated August 14, 2002)

*10.9	Lease Schedule and Addendum dated August 28, 2002 in the amount of $39,434 to Master Lease Agreement dated June 10, 2002, between the Company, its subsidiary, Colonial Full Service Car Wash, Inc., and Banc One Leasing Corporation. (Exhibit 10.144 to the September 30, 2002 Form 10-Q dated November 12, 2002)

*10.10	Note Modification Agreement dated February 21, 2003, between the Company, its subsidiary, Colonial Full Service Car Wash, Inc. and Bank One, Texas, N.A. in the amount of $348,100. (Exhibit 10.148 to the December 31, 2002 Form 10-K dated March 19, 2003)

*10.11	Note Modification Agreement and Amendment to Credit Agreement dated January 21, 2004, between the Company, its subsidiary, Colonial Full Service Car Wash, Inc. and Bank One, Texas, N.A. in the amount of $48,725.50. (Exhibit 10.157 to the December 31, 2004 Form 10-K dated March 12, 2004)

*10.12	Credit Agreement dated as of December 31, 2003 between the Company, its subsidiary, Eager Beaver Car Wash, Inc., and Bank One Texas, N.A. (pursuant to instruction 2 to Item 601of Regulation S-K, four additional credit agreements which are substantially identical in all material respects, except as to the borrower being Mace Car Wash — Arizona, Inc., Colonial Full Service Car Wash, Inc., Mace Security Products, Inc. and Mace Security International, Inc., are not being filed.) (Exhibit 10.158 to the December 31, 2004 Form 10-K dated March 12, 2004.)

*10.13	Amendment to Credit Agreement dated April 27, 2004, effective March 31, 2004 between Mace Security International, Inc., and Bank One Texas, N.A. (Pursuant to instruction 2 to Item 601 of Regulation S-K, four Additional credit agreements which are substantially identical in all material respects, except as to borrower being the Company’s subsidiaries, Mace Car Wash-Arizona, Inc., Colonial Full Service Car Wash, Inc. Mace Security Products Inc. and Eager Beaver Car Wash, Inc., are not being filed) (Exhibit 10.159 to the March 31, 2004 Form 10-Q dated May 5, 2004)

*10.14	Modification Agreement between the Company , its subsidiary, Colonial Full Service Car Wash, Inc., and Bank One, Texas, N.A. in the original amount of $984,000 (pursuant to Instruction 2 to Item 601 of Regulation S-K, Modification Agreements, which are substantially identical in all material respects except to amount and extension date of the Modification Agreement, are not being filed in the original amounts of $2,216,000 (extended to August 20, 2009) and $380,000 (extended to October 6, 2009)). (Exhibit 10.167 to the September 30, 2004 Form 10-Q dated November 12, 2004)

*10.15	Promissory Note dated September 15, 2004 between the Company, its subsidiary, Mace Security Products, Inc., and Bank One, Texas, N.A. in the amount of $825,000. (Exhibit 10.168 to the September 30, 2004 Form 10-Q dated November 12, 2004)

*10.16	Note Modification Agreement dated December 1, 2005 between the Company, its subsidiary Mace Security Products, Inc. and JPMorgan Bank One Bank, N.A. in the amount of $500,000. (Exhibit 10.179 to the December 31, 2005 Form 10-K dated July 14, 2006) Form 8-K dated March 6, 2006) +

*10.17	Amendment to Credit Agreement dated October 31, 2006, effective September 30, 2006 between Mace Security International, Inc., and JP Morgan Chase Bank, N.A. (Pursuant to Instruction 2 to Item 601 of Regulation S-K, five additional credit agreements which are substantially identical in all material respects, except as to borrower being the Company’s subsidiaries, Mace Truck Wash, Inc., Mace Car Wash-Arizona, Inc., Colonial Full Service Car Wash, Inc., Mace Security Products Inc., and Eager Beaver Car Wash, Inc., are not being filed). (Exhibit 10.1 to the September 30, 2006 Form 10-Q dated November 13, 2006)

*10.18	Employment Agreement dated August 21, 2006 between Mace Security International, Inc. and Louis D. Paolino, Jr. (Exhibit 10.1 to the August 21, 2006 Form 8-K dated August 22, 2006) (3)

*10.19	Employment Agreement dated February 12, 2007 between Mace Security International, Inc. and Gregory M. Krzemien (Exhibit 10.1 to the February 8, 2007 Form 8-K dated February 14, 2007) (3)

*10.21	Employment Agreement dated July 29, 2008 between Mace Security International, Inc. and Dennis R. Raefield (Incorporated by reference as Exhibit 10.1 to the July 29, 2008 Form 8-K dated July 31, 2008) (3)

*10.22	Amendment to Credit Agreement dated May 1, 2009, between Mace Security International, Inc., and JP Morgan Chase Bank N.A. (“Chase”). (Pursuant to Instruction 2 to Item 601 of Regulation S-K, two additional credit agreements which are substantially identical in all material respects, except as to borrower being the Company’s subsidiaries, Mace Car Wash-Arizona, Inc. and Colonial Full Service Car Wash, Inc. are not being filed). (Incorporated by reference as Exhibit 10.37 to the March 31, 2009 Form 10Q dated May 13, 2009).

*10.23	Note Modification Agreement between the Company, its subsidiary-Colonial Full Service Car Wash, Inc. and Chase, in the original amount of $2,216,000 extended to April 20, 2011. (Pursuant to Instruction 2 to Item 601 of Regulation S-K, Modification Agreements which are substantially identified in all material respects except to amounts and extension dates of the Modification Agreements, are not being filed in the original amounts of $1,970,000 (extended to April 21, 2011) $984,000 (extended to April 20, 2011 and $380,000 extended to May 6, 2011). (Incorporated by reference as Exhibit 10.38 to the March 31, 2009 Form 10Q dated May 13, 2009).

*10.24	Modification, Renewal, and Extension of Note, Liens and Credit Agreement dated May 8, 2009 between the Company, its subsidiary, Mace Security Products Inc. and Chase. (Incorporated by reference as Exhibit 10.39 to the March 31, 2009 Form 10Q dated May 13, 2009).

*10.25	Stock Purchase Agreement dated April 7, 2009, by and among Mace Security International, Inc., CSSS, In Keays, and Bradley Keays and related Amendment 1 to Stock Purchase Agreement dated April (Incorporated by reference as Exhibit 10.40 to the March 31, 2009 Form 10Q dated May 13, 2009).

*10.26	Agreements consisting of: (i) Commercial Earnest Money Contract, dated as of January 15, 2009; (ii) Amendment to Commercial Earnest Money Contract dated effective March 16, 2009; (iii) Commercial Earnest Contract, executed as of April 16, 2009; (iv) Amendment to Commercial Earnest Monet Contracts, dated as of May 27, 2009, (v) Third Amendment to Commercial Earnest Money Contracts, dated September 1, 2009; (vii) Fifth Amendment to Contracts dated October 9, 2009; and (viii) Assignment of Commercial Earnest money Contract dated October 12, 2009. (Incorporated by reference as Exhibit 10.1 to the November 30, 2009 Form 8-K dated December 4, 2009).

*10.27	Amendment to Credit Agreement dated December 21, 2009, between Mace Security International, Inc., and JP Morgan Chase Bank N.A. (“Chase”). (Pursuant to Instruction 2 to Item 601 of Regulation S-K, two additional credit agreements which are substantially identical in all material respects, except as to borrower being the Company’s subsidiaries, Mace Security Products, Inc. and Colonial Full Service Car Wash, Inc., are not being filed). (Incorporated by reference as Exhibit 10.27 to the December 31, 2009 Form 10-K dated March 24, 2010).

*10.28	Line of Credit Note dated December 12, 2009 between the Company, its subsidiary, Mace Security Products, Inc., and JP Morgan Chase Bank N.A. in the amount of $500,000. (Incorporated by reference as Exhibit 10.28 to the December 31, 2009 Form 10-K dated March 24, 2010).

*10.29	Letter Agreement of Employment dated March 23, 2010 between Mace Security International, Inc. and Gregory M. Krzemien. (3) (Incorporated by reference as Exhibit 10.29 to the December 31, 2009 Form 10-K dated March 24, 2010).

*10.30	Stock Purchase Agreement dated November 11, 2010, by and among Mace Security International, Inc., Linkstar Interactive, Inc., Linkstar Corporation, and Silverback Network, Inc. (Exhibit 10.1 to the September 30, 2010 Form 10-Q filed November 15, 2010).

*10.31	Promissory Term Note Agreement dated December 28, 2010, between the Company and Merlin Partners, LP in the amount of $1,350,000 and related Security Agreement and Common Stock Purchase Warrant. (Exhibit 10.31 to the December 31, 2010 Form 10-K filed March 30, 2011).

*10.32	Line of Credit Note in the amount of $500,000 and related Amendment to Credit Agreement dated December 17, 2010 between the Company, its subsidiary, Mace Securities Products, Inc., and JP Morgan Chase Bank N.A. (Exhibit 10.32 to the December 31, 2010 Form 10-K filed March 30, 2011).

*10.33	Securities Purchase Agreement dated March 25, 2011, between the Company and Merlin Partners, LP. (Exhibit 10.33 to the December 31, 2010 Form 10-K filed March 31, 2011)

*10.34	Placement Agent and Dealer-Manager Agreement dated March 25, 2011, between the Company and Ancora Securities, Inc. (Exhibit 10.34 to the December 31, 2010 Form 10-K filed March 30, 2011).

*10.35	Debenture Agreement dated March 30, 2011, between the Company and Merlin Partners, LP in the amount of $1,400,000 and related Common Stock Purchase Warrant and Security Pledge Agreement. (Exhibit 99.1 to the April 7, 2011 Form 8-K filed April 7, 2011).

*10.36	Second Note Modification Agreement dated April 29, 2011 to the Promissory Term Note Agreement dated December 28, 2010, between the Company and Merlin Partners, LP in the amount of $1,350,000. (Exhibit 10.36 to the March 31, 2011 Form 10-Q filed May 16, 2011).

10.37	Waiver Letter of Merlin Partners, LP issued with respect to the Securities Purchase Agreement dated March 25, 2011 between the Company and Merlin Partners, LP.

10.38	Third Note Modification Agreement dated June 6, 2011 to the Promissory Term Note Agreement dated December 28, 2010, between the Company and Merlin Partners, LP in the amount of $1,350,000.

10.39	Note Modification Agreement dated April 28, 2011 between the Company, its subsidiary Colonial Full Service Car Wash, Inc., and JP Morgan Chase Bank NA, in the original amount of $1,970,000 extended to July 21, 2011.

*14	Code of Ethics and Business Conduct (Exhibit 14 to the December 31, 2003 Form 10-K dated March 12, 2004)

*21	Subsidiaries of the Company

*99.1	Corporate Governance Guidelines dated October 16, 2007 (Exhibit 99.1 to the October 16, 2007 8-K dated October 16, 2007)

*	Incorporated by reference to the exhibit indicated in parentheses.

+	Schedules and other attachments to the indicated exhibit have been omitted. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedules or attachments.

(1)	Incorporated by reference to the exhibit of the same number filed with the Company’s registration statement on Form SB-2 (33- 69270) that was declared effective on November 12, 1993.

(2)	Incorporated by reference to the Company’s Form 10-QSB report for the quarter ended September 30, 1994 filed on November 14, 1994. It should be noted that Exhibits 10.25 through 10.34 were previously numbered 10.1 through 10.10 in that report.

(3)	Indicates a management contract or compensation plan or arrangement.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ballard Spahr LLP. **

24.1	Powers of Attorney (contained on signature page).

99.1	Form of Instructions as to use of Subscription Rights Certificates.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Stockholders who are Record Holders.

99.4	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.

99.5	Form of Letter to Clients of Nominee Holders.

99.6	Form of Beneficial Owner Election Form.

99.7	Form of Nominee Holder Certification.

**	To be filed herewith.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as

v

expressed in the Act, and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania, on June 7, 2011.
MACE SECURITY INTERNATIONAL, INC.

By:	/s/ Dennis R. Raefield. Dennis R. Raefield
President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Dennis R. Raefield Dennis R. Raefield.	President, Chief Executive Officer and Director	June 7, 2011
(Principal Executive Officer)

/s/ Gregory M. Krzemien Gregory M. Krzemien	Chief Financial Officer and Treasurer	June 7, 2011
(Principal Financial Officer and
Principle Accounting Officer)

* John C. Mallon	Chairman of the Board	June 7, 2011

* Michael E. Smith	Director	June 7, 2011

* Richard A. Barone	Director	June 7, 2011

* By	/s/ Gregory M. Krzemien Gregory M. Krzemien Attorney-in-Fact

EXHIBIT INDEX
Exhibit

5.1	Opinion of Ballard Spahr LLP.

10.37	Waiver Letter of Merlin Partners, LP issued with respect to the Securities Purchase Agreement dated March 25, 2011 between the Company and Merlin Partners, LP.

10.38	Third Note Modification Agreement dated June 6, 2011 to the Promissory Term Note Agreement dated December 28, 2010, between the Company and Merlin Partners, LP in the amount of $1,350,000.

10.39	Note Modification Agreement dated April 28, 2011 between the Company, its subsidiary Colonial Full Service Car Wash, Inc., and JP Morgan Chase Bank NA, in the original amount of $1,970,000 extended to July 21, 2011.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ballard Spahr LLP (Included on Exhibit 5.1).